UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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WE KEEP LIFE FLOWING™

AMERICAN WATER

2018 PROXY STATEMENT

AMERICAN WATER WORKS COMPANY, INC.

March 27, 2018

Dear American Water Stockholder:

I am pleased to invite you to attend American Water’s Annual Meeting of Stockholders on May 11, 2018. This year’s proxy statement provides you with information on three important subject matters: namely, the annual meeting, our executive compensation program and our commitment to sound corporate governance. We have expanded our corporate governance disclosures compared to previous years to include our commitment and actions in environmental, social and governance, which we consider to be both a strength and differentiator for American Water.

We continue to simplify and improve the readability of our proxy statement. As we did last year, we have included an executive summary highlighting our operating results for 2017, as well as important operational and financial information that is included elsewhere in the proxy statement. We have also continued to present information more clearly by using bulleted lists, tables and graphics, shorter sentences and a “plain English” writing style throughout. We have also reduced or eliminated duplicative or unnecessary information where possible. The Board and I believe that these efforts reflect our ongoing commitment to making the proxy statement’s information easier to read and understand.

As part of our strong commitment to our investors, our Board along with management have continued constructive and open dialogue with our investors. To this end, in 2017, in addition to over 260 visits with investors by senior management, we received increased input from our stockholders on key corporate governance and executive compensation topics important to them. This program is described beginning on page 13 of the proxy statement. We encourage you to learn more about our governance and compensation practices by reading the proxy statement and visiting the Investor Relations page on our website at https://amwater.com.

It is important that your shares be represented and voted at the annual meeting regardless of how many shares you own. Whether or not you plan to attend the annual meeting in person, we encourage you to vote your shares in advance of the annual meeting by using one of the methods described in the accompanying proxy materials. Thank you for your support and continued ownership of American Water.

Sincerely,

George MacKenzie

Chairman of the Board

AMERICAN WATER WORKS COMPANY, INC.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2018

The 2018 Annual Meeting of Stockholders of American Water Works Company, Inc. (the “Company”) will be held at The Camden Adventure Aquarium, 1 Riverside Drive, Camden, New Jersey 08103, on May 11, 2018, at 10:00 a.m., Eastern time, to consider and take action on the following:

1.	election to the board of directors of the eight (8) nominees named in the accompanying proxy statement, each to serve until the date of the 2019 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified;

2.	approval, on an advisory basis, of the compensation of the Company’s named executive officers;

3.	ratification of the appointment, by the Audit Committee of the board of directors, of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018;

4.	three (3) stockholder proposals, if properly presented at the meeting; and

5.	such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

The Company’s board of directors has no knowledge of any other business to be transacted at the meeting. Only holders of record of the Company’s outstanding common stock as of the close of business on March 15, 2018 are entitled to notice of, and to vote at, the meeting.

If you plan to attend the meeting in person, please refer to page 5 of the accompanying proxy statement for more information.

By Order of the Board of Directors,

Michael A. Sgro

Executive Vice President, General

Counsel and Secretary

March 27, 2018

Voorhees, New Jersey

Your vote is very important, and you have several options on how to vote your shares. Whether or not you plan to attend the 2018 Annual Meeting of Stockholders, you should read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to your proxy card, voting instruction form or instructions on the Notice of Internet Availability of Proxy Materials you received. Please also see “The American Water Annual Meeting” beginning on page 1 of the accompanying proxy statement.

We hope to see you at the 2018 Annual Meeting of Stockholders. Please see pages B-1 and B-2 for driving directions to the annual meeting. If you cannot attend in person, you may listen to a live, audio-only webcast of the annual meeting by visiting our Investor Relations website at http://ir.amwater.com.

Proxy Statement Summary

This summary highlights information generally contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting your shares. For more complete information regarding the Company’s 2017 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which we refer to in this proxy statement as the 2017 Form 10-K.

Annual Meeting Information

DATE & TIME Friday, May 11, 2018 10:00 a.m., Eastern Time (The doors will open to the public at 9:30 a.m., Eastern time)	LOCATION The Camden Adventure Aquarium 1 Riverside Drive Camden, New Jersey 08103 (Directions and parking information are provided at the back of the proxy statement)	RECORD DATE Record holders as of March 15, 2018 are entitled to notice of, and to vote at, the Annual Meeting

Summary of Matters to be Voted Upon at the Annual Meeting

The following table summarizes the items that will be brought for a vote of our stockholders at the meeting, along with the Board’s voting recommendations and the required vote for approval.

Proposal No.	Description of Proposal	Required Vote for Approval	Board’s Recommendation
1	To elect eight director nominees For more information, see page 15.	For each director, majority of votes cast	FOR Each Nominee

2	To approve, on an advisory basis, the compensation of our named executive officers For more information, see page 31.	Majority of shares present and entitled to vote	FOR

3	Ratification of the appointment of our independent registered public accounting firm for 2018 For more information, see page 73.	Majority of shares present and entitled to vote	FOR

4-6	The three stockholder proposals described in this proxy statement if properly presented at the meeting For more information, see pages 75, 78 and 80.	Majority of shares present and entitled to vote	AGAINST

American Water | 2018 Proxy Statement	i

Our Commitment to Corporate, Environmental and Social Responsibility

We integrate environmental and social policies and practices into our daily operations by delivering value to our customers, building strong communities, leveraging innovation to develop our industry and supporting our employees. We derive this focus from our vision statement, “clean water for life,” and from our core values of safety, trust, environmental leadership, teamwork and high performance. Our vision and values inform our company strategy, which is centered on five themes:

Safety		Customers
•	Our number one focus is the safety of our employees and customers.	•	Our customers are at the center of everything we do, helping us to shape our strategic priorities.
•	Safety is both a value and a strategy.
		•	We challenge ourselves so that if our regulated utility customers had a choice of providers, we would want them to choose us.
		•	Benefits from the Tax Cuts and Jobs Act go directly to the regulated utility customers.
People		Technology and Operational Efficiency
•	We seek to maintain an environment that is open, diverse and inclusive, and where our people feel valued, included and accountable.	•	Our technology and operational efficiency strategy helps us to continually find better and more efficient ways to do business and provide the best services at an affordable cost for our customers.
•	We want each person to be developed to his or her fullest potential.
Growth
•	We believe that when companies grow, they can invest more in creating stable jobs, training, benefits, infrastructure and our communities. Growth, in turn, benefits all stakeholders.

In 2017, we issued our fourth biennial Corporate Responsibility Report, covering our performance from 2015 to 2016. Our first report was issued in 2011, making us the first large water services company to measure its performance against the Global Reporting Index. In addition, our sustainability practices have supported our inclusion in the Dow Jones Sustainability North America Index in 2012, 2013 and 2015, and we have also maintained our position in the Euronext Vigeo® U.S. 50 Index, which includes the 50 most advanced companies in the nation with respect to their environmental, social and governance performance, based on a review of hundreds of indicators.

ii	American Water | 2018 Proxy Statement

Highlights of our environmental and social policies and practices, many of which are detailed in our most recent Corporate Responsibility Report, include:

Environmental Responsibility	Social Responsibility

•  Expect to spend between $8.0 billion and $8.6 billion on capital investments from 2018 to 2022, to address aging infrastructure, reduce or eliminate leaks, improve cyber and physical security, and increase resiliency of critical assets to climate variability, including:

◾    $7.2 billion for regulated capital expenditures

◾    $0.6 billion to $1.2 billion to acquire financially distressed municipal systems, which tend to require capital investments

◾    $0.2 billion for strategic capital investments

•  Lowered our greenhouse gas emissions by approximately 26 percent since our base year of 2007, and set a new goal of 40 percent reduction by 2025

•  Reduced water use by 3.5 billion gallons through our conservation efforts and programs in 2015 as compared to 2014

•  Recycled over 1 billion gallons of water annually and produced reuse water at 30 of our facilities in 2016

•  Established the Safety, Environmental, Technology and Operations, or SETO, Committee as a standing committee of the Board, highlighting the prominence of these areas in our overall business objectives

•  Collaborated with the EPA and other agencies in supporting effective environmental, health and safety, and water quality standards and regulations

•  Provided more than 60,000 hours of safety training annually to our employees

•  Achieved top quartile in the water industry for customer satisfaction (based on survey results of 12 water utility companies)

•  Increased our annual spend with our top diverse suppliers to over $385 million in 2016

•  Sponsored more than 4,000 hours of community service performed annually by our employees in 2016

•  Sponsored national workplace giving campaigns with the United Way and Water For People, as well as numerous other regional and state charitable campaigns

•  American Water Charitable Foundation focused on supporting employees in their own charitable endeavors, supporting disaster relief efforts and providing funding for initiatives related to clean water, conservation, education and community sustainability

•  Supported more than 85 percent of our job requisitions with a diverse candidate pool, and filled more than 50 percent of transfers or promotions with minority, female, veteran or disabled individuals

American Water | 2018 Proxy Statement	iii

Director Nominees

The following table provides summary information about each of our eight director nominees as of the date of this proxy statement, as well as their committee memberships as of April 19, 2018, the effective date of the formation of the Audit, Finance and Risk Committee and the SETO Committee. The table below also discloses the Board’s determination as to the independence of each nominee under the New York Stock Exchange’s listing standards, relevant rules of the Securities and Exchange Commission, or the SEC, and the Board’s categorical standards for director independence. Each Board director is elected annually.

		Director Since			Committee Memberships
Name	Age		Occupation	Independent?	As of March 27, 2018	As of April 19, 2018
Jeffrey N. Edwards	57	2018	Chief Operating Officer, New Vernon Capital	Yes	N/A	• Audit, Finance and Risk • SETO
Martha Clark Goss	68	2003	Retired Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC	Yes	• Audit (Chair) • Finance and Risk	• Audit, Finance and Risk (Chair)
Veronica M. Hagen	72	2016	Retired Chief Executive Officer of Polymer Group, Inc. (now known as AVINTIV Specialty Materials Inc.)	Yes	• Executive Development and Compensation • Nominating/ Corporate Governance • Audit	• SETO (Chair) • Executive Development and Compensation • Nominating/ Corporate Governance
Julia L. Johnson	55	2008	President of Net Communications, LLC	Yes	• Nominating/ Corporate Governance (Chair) • Executive Development and Compensation	• Nominating/ Corporate Governance (Chair) • Executive Development and Compensation
Karl F. Kurz	56	2015	Private investor and Retired Chief Operating Officer, Anadarko Petroleum Corporation	Yes	• Finance and Risk (Chair) • Audit • Nominating/ Corporate Governance	• Audit, Finance and Risk • Nominating/ Corporate Governance
George MacKenzie	69	2003	Retired Vice Chairman and Chief Financial Officer of Hercules Incorporated	Yes	• Executive Development and Compensation (Chair) • Finance and Risk	• Executive Development and Compensation (Chair)
James G. Stavridis	63	2018	Dean, Tufts University, Fletcher School of Law and Diplomacy	Yes	N/A	• Audit, Finance and Risk • SETO
Susan N. Story	58	2014	President and Chief Executive Officer of American Water Works Company, Inc.	No	None	None

iv	American Water | 2018 Proxy Statement

Board of Directors Highlights – By the Numbers

Independent Directors 87.5%	Average Tenure 6.0 years	Average Age 62.3 years	Gender Diversity 50.0%

American Water Corporate Governance and Board Highlights

Below are a number of our corporate governance and Board highlights, including policies implemented and other governance achievements:

Corporate Governance Highlights
•	All directors elected annually
•	Majority voting for directors in uncontested elections
•	Holders of 15 percent of our common stock may call a special meeting of stockholders without material restrictions
•	No supermajority voting provisions
•	Formal Disclosure Committee used for financial reporting purposes
•	Engaged with approximately 260 investors, and conducted a stockholder outreach program focused on corporate governance, executive compensation and disclosure and related issues
•	Will adopt a robust policy, and provide enhanced public disclosure on our corporate website, on political contributions and expenditures
•	Maintains and enforces executive stock ownership guidelines, which support mandatory stock retention requirements and align executives’ interests with stockholders’
•	Prohibits short selling, hedging, pledging and margin transactions involving American Water securities for all directors, executive officers and employees
•	Led by the Audit and Finance and Risk Committees, the Board is broadly focused on risk assessment, management and mitigation
•	Longstanding commitment to safety, sustainability, environmental leadership and diversity
•	Established a Safety, Environmental, Technology and Operations Committee effective April 2018 to oversee these critical functions

Board of Directors Highlights
•	Appropriately sized board (8 members for election in 2018)
•	Average tenure of director nominees is 6.0 years
•	Average age of director nominees is approximately 62.3 years
•	Gender parity of Board – 50 percent of Board nominees are female
•	The Board is led by an independent, non-executive chairman
•	Seven out of eight director nominees, and all committee members, are independent
•	Demonstrated continued refreshment of the Board with five out of eight Board members having served for less than 4 years
•	Robust and active director succession and nomination process serves to identify talented and diverse board members
•	In 2017, the Board and Nominating/Corporate Governance Committee met 12 and 11 times, respectively
•	CEO and executive succession planning discussions conducted throughout the year
•	The Board and its committees conduct annual self-assessments and individual peer assessments
•	Director education program with dedicated funding supports ongoing director development
•	Stock ownership policy for directors of five times annual cash retainer by fifth anniversary of service
•	Deep engagement with company personnel through off-site board meetings, external stakeholder reception, in-depth reviews of cultural survey results and meetings with “high potential” leaders

American Water | 2018 Proxy Statement	v

American Water 2017 Operating Performance Highlights

The charts below provide a summary of some of our key operating performance highlights for 2017:

vi	American Water | 2018 Proxy Statement

American Water Executive Compensation Highlights

We have summarized below our key named executive officer compensation highlights for 2017:

• Compensation program is highly correlated to performance and focused on long-term value creation	• Executive equity compensation is weighted significantly toward performance stock units
• Considerable portion of pay is variable, rather than fixed, and is earned solely based on performance without incentivizing excessive risk-taking	• Perquisites and other personal benefits are limited principally to executive physicals
• Formal CEO goal-setting and performance assessment process utilized throughout each year

•   Implemented double-trigger change-in-control provision in the 2017 Omnibus Equity Compensation Plan, which we refer to as the 2017 Omnibus Plan, to complement existing provision in Executive Severance Policy

• Eliminated stock options as part of long-term performance plan beginning in 2017	• Compensation Committee was advised by independent compensation consultants throughout 2017
• Representative, relevant peer group used for total shareholder return, or TSR, performance and compensation benchmarking and is evaluated annually	• Stockholders agree with the benefits of our compensation program, with an average 97.4 percent “FOR” advisory vote on executive compensation since 2011, the first year of our say-on-pay voting
• Clawback policies in place for cash performance-based awards and equity awards	• Reasonable severance arrangements without employment agreements
• Executive stock ownership guidelines and retention requirements encourage equity ownership and retention	• Vote, on an advisory basis, on executive compensation conducted annually, and management adopted stockholders’ recommendation in 2017 to continue this practice

American Water | 2018 Proxy Statement	vii

American Water Works Company, Inc.

2018 Proxy Statement

THE AMERICAN WATER ANNUAL MEETING

Information about this Proxy Statement

Our Board is furnishing this proxy statement in connection with the solicitation of proxies to vote on matters to be submitted at our 2018 Annual Meeting of Stockholders and at any adjournment or postponement of the meeting. The Notice of Annual Meeting, this proxy statement, the accompanying proxy card and our 2017 Annual Report to Stockholders, or the 2017 Annual Report, were first sent or given on or about March 27, 2018 to stockholders of record as of March 15, 2018, which is referred to as the record date.

Throughout this proxy statement, unless the context otherwise requires:

•	references to the “Board” or the “Board of Directors” mean the Board of Directors of American Water Works Company, Inc.;

•	references to “common stock” mean the common stock, $0.01 par value per share, of American Water Works Company, Inc.;

•	references to the “meeting” or the “annual meeting” mean the 2018 Annual Meeting of Stockholders of American Water Works Company, Inc.; and

•	references to “we,” “us,” “our,” the “Company” or “American Water” are to American Water Works Company, Inc., without its subsidiaries.

Location and Time of the Annual Meeting

The meeting will be held at 10:00 a.m., Eastern time, on Friday, May 11, 2018, at The Camden Adventure Aquarium, located at 1 Riverside Drive, Camden, New Jersey 08103. The doors will open to the public at approximately 9:30 a.m., Eastern time.

An audio-only webcast of the meeting can be accessed during the meeting via our Investor Relations website at http://ir.amwater.com. The access information for the webcast presentation will be announced via press release and on our website. If you wish to access the webcast of the meeting, you will need to have the necessary software installed and operating on your computer or other applicable device, together with appropriate access to the Internet to permit transmission of the webcast.

The audio webcast will be archived and available for 30 days after the meeting on the “Investor Relations” page of our website at https://amwater.com.

Shares Entitled to Vote

All stockholders of record as of the record date are entitled to vote at the meeting. As of the close of business on the record date, 178,038,730 shares of our common stock were outstanding. Each outstanding share of common stock entitles the holder of record to one vote on each matter submitted to the vote of stockholders at the meeting. Holders of our options, unvested restricted stock units, or RSUs, and unvested performance stock units, or PSUs, as well as holders of awards as to which the receipt of underlying common stock has been deferred, are not entitled to vote any shares of common stock underlying those awards at the meeting.

Under our Amended and Restated Bylaws, the holders of a majority of the outstanding shares of our common stock at the close of business on the record date must be present at the meeting, either in person or by proxy, to constitute a quorum and to transact business at the meeting. Abstentions and broker non-votes are included in the determination of shares present at the meeting for quorum purposes. See “—How to Vote Shares Held in Street Name” on page 4 of this proxy statement for more information on “broker non-votes.”

American Water | 2018 Proxy Statement	1

Matters to be Voted on at the Annual Meeting

The following table describes the items to be brought for a vote of our stockholders at the meeting, the treatment of abstentions and broker non-votes for each matter, and the Board’s voting recommendation as to each matter:

Proposal No.	Brief Description of Proposal	Vote Required	Treatment of Abstentions	Treatment of Broker Non- Votes	Board’s Recommendation
1	Election of eight director nominees	Each director is elected by a majority of the votes cast “FOR” election	Not taken into account	Not taken into account	“FOR” each director nominee
2	Approval, on an advisory basis, of the compensation of our named executive officers	A majority of the shares of common stock present and entitled to vote at the annual meeting must be voted “FOR” approval	As an “AGAINST” vote	Not taken into account	“FOR”
3	Ratification of the appointment of our independent registered public accounting firm for 2018	A majority of the shares of common stock present and entitled to vote at the annual meeting must be voted “FOR” approval	As an “AGAINST” vote	Not applicable, as this is considered to be a “routine” matter	“FOR”
4-6	The three stockholder proposals described in this proxy statement if properly presented at the meeting	A majority of the shares of common stock present and entitled to vote at the annual meeting must be voted “FOR” approval	As an “AGAINST” vote	Not taken into account	“AGAINST” each of the three proposals submitted by stockholders

2	American Water | 2018 Proxy Statement

How to Vote Shares Registered in Your Own Name

If you own shares that are registered on our books and records in your own name, you can vote your shares in any of the following ways:

You can vote via the Internet at http:// www.proxyvote.com. If you received printed proxy materials, follow the instructions for Internet voting printed on your proxy card. If you received a Notice of Availability, follow the instructions provided in the Notice of Availability.

Call toll-free 1-800-690-6903. You also can vote by telephone using the instructions provided on the Internet voting site or the Notice of Availability, or, if you received printed proxy materials, by following the instructions provided on your proxy card.	If we mailed you a printed copy of this proxy statement and a paper proxy card, you can vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.	Attend the meeting to vote in person.

The internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern time, on May 10, 2018.

Your signed proxy card, or the proxy you grant via the Internet or by telephone, will be voted in accordance with your instructions. If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, your shares will be voted:

•	“FOR” the election of each of the Board’s eight director nominees;
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018; and
•	“AGAINST” each of the three proposals submitted by stockholders, if properly presented at the meeting.

In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly presented at the meeting.

If you received more than one proxy card or Notice of Availability, your shares are likely registered in different names or with different addresses, or are held in more than one account. You must separately vote the shares shown on each proxy card or Notice of Availability that you receive in order for all of your shares to be voted at the meeting. For more information regarding the Notice of Availability, please see “Communications, Stockholder Proposals and Company Information—Delivering Proxy Materials Through Electronic Means” on page 86 of this proxy statement.

American Water | 2018 Proxy Statement	3

How to Vote Shares Held in “Street Name”

If you hold shares through a brokerage firm, trustee, bank, or other financial intermediary or nominee, which is known as holding shares in “street name,” you will receive a voting instruction form from that broker, trustee, bank or other financial intermediary or nominee, each of which we refer to as an “intermediary”. The form will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

If your shares are held in street name through a brokerage firm that is a member of the New York Stock Exchange, or the NYSE, and you want to vote on any of Proposals 1, 2, 4, 5 or 6, you MUST indicate how you wish your shares to be voted. The broker will vote shares held by you in street name in accordance with your voting instructions, as indicated on your signed voting instruction form or by the instructions you provide via the Internet or by telephone. Absent such instructions, NYSE rules would prohibit a broker from exercising discretion to cast a vote with respect to your shares. In that case, a proxy submitted by the broker with respect to your shares would indicate that the broker is unable to cast a vote with respect to the matter, which is commonly referred to as a “broker non-vote.”

Under NYSE rules, Proposal 3 is considered a “routine matter,” and thus a broker would be permitted in its discretion to cast a vote on that proposal as to your shares in the event that you do not provide the broker with voting instructions. Accordingly, if your shares are held in street name, it is important that you provide voting instructions to the intermediary so that your vote will be counted.

If you hold shares in street name and wish to vote your shares in person at the meeting, you must first obtain a valid legal proxy from the intermediary. To do so, you must follow the instructions provided on your voting instruction form, or, if no such instructions were provided, you must contact the intermediary directly. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission card in advance of the meeting by following the instructions under “—Attending the Annual Meeting in Person” on page 5 of this proxy statement. You would not be able to attend the meeting simply by obtaining a legal proxy without also obtaining an admission card.

If you received more than one voting instruction form or Notice of Availability, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately follow the foregoing voting procedures for each voting instruction form or Notice of Availability that you receive in order for all of your shares to be voted at the meeting.

Revoking or Changing a Proxy

If you own shares in your own name (including shares you may hold through American Water Direct, our dividend reinvestment and direct stock purchase plan), you may revoke any prior proxy, regardless of how your proxy was originally submitted, by:

•	sending a written statement to that effect to our Secretary, which must be received by us before the meeting;
•	submitting a properly signed proxy card dated a later date;
•	submitting a later dated proxy via the Internet or by telephone; or
•	attending the meeting in person and voting your shares at the meeting.

Please see “Communications, Stockholder Proposals and Company Information—Contacting Us or Our Transfer Agent” on page 88 of this proxy statement for more information on providing our Secretary with written notice.

If you hold shares in street name, you should follow the instructions provided on your voting instruction form or contact the intermediary for instructions on how to change your vote.

4	American Water | 2018 Proxy Statement

Attending the Annual Meeting in Person

Admission to the annual meeting will be limited to our stockholders or their authorized, legal proxies. If you plan to attend the meeting in person, you must have a valid, government-issued photo identification, as well as an admission card. Upon arrival at the annual meeting, you will be asked to present your admission card and government-issued photo identification to enter the meeting. We reserve the right to deny admission to the meeting location to any person who arrives at the meeting location without an admission card and valid photo identification in his or her name.

For the safety and security of all attendees at the meeting, you will not be permitted to bring recording equipment, computers, large bags, briefcases or packages into the meeting. If you bring any of these prohibited items to the meeting, you will be required to leave them outside the meeting room until the meeting has concluded.

Under our Amended and Restated Bylaws, the Board or chairman of the meeting may impose additional reasonable restrictions on the conduct of the meeting and the ability of individuals to attend the meeting in person. These procedures are designed to ensure the safety and security of all attendees at the meeting.

If your shares are registered in your name, you will receive an admission card in one of three different ways:

•	If you received your proxy materials by mail, your admission card is attached to your proxy card.
•	If you received your proxy materials by e-mail, your admission card is the e-mail, which you must print out and bring with you to the meeting.
•	If you received a Notice of Availability, your admission card is the Notice of Availability with your name on it.

The original admission card attached to your proxy card or the original Notice of Availability with your name on it must be presented at the meeting. Photocopies of these documents will not be accepted. If you lose your admission card, please contact our Investor Relations department to request a replacement.

If you hold your shares in street name or you hold a valid legal proxy, and you plan to attend the annual meeting, you must send us a timely request for an admission card. We must receive your request no later than Thursday, May 3, 2018 in order to be timely. Your request must be in the form of a signed cover letter containing the following information:

•	Your name, complete mailing address and daytime telephone number;

•	A copy of your valid, government-issued identification;

•	If you own shares in street name:

▪	the number of shares that you own in street name;

▪	the name, address and telephone number of the intermediary; and

▪	proof that you own common stock as of the record date, such as:

◾	a letter from the intermediary, or

◾	a photocopy of a current brokerage or other account statement showing

•	your ownership of such shares on the record date, or

•	your continuous ownership of such shares before and after the record date.

•	If you are a legal proxy holder:

▪	the number of shares that are the subject of the legal proxy;

▪	a photocopy of the valid, signed and dated legal proxy; and

▪	the name, address and daytime telephone number of the stockholder who gave the legal proxy to you.

All communications regarding admission card requests or admission procedures should be addressed to Investor Relations at the address provided on page 88 of this proxy statement.

American Water | 2018 Proxy Statement	5

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors

The Board is currently comprised of eight members, consisting of seven independent directors and Susan N. Story, our President and Chief Executive Officer.

The Board held 12 meetings during 2017. During the period in 2017 for which each director served as such, he or she attended at least 75 percent of the combined number of Board meetings and meetings of the Board committees on which he or she served.

The Board has adopted an attendance policy, set forth in our Corporate Governance

Guidelines, under which attendance, whether telephonically or in person, is expected at all regularly scheduled stockholder, Board and committee meetings. Five of the eight directors then on the Board attended the 2017 annual meeting of stockholders.

At each regularly scheduled meeting, the Board meets in executive session, without the presence of any members of management. George MacKenzie, our independent, non-executive Chairman of the Board, presides over these sessions.

Board Committees

As of the date of this proxy statement, and in 2017, the Board had four separately designated standing committees, as follows:

•	the Audit Committee;

•	the Executive Development and Compensation Committee, referred to as the Compensation Committee;

•	the Nominating/Corporate Governance Committee, referred to as the Nominating Committee; and

•	the Finance and Risk Committee.

As needed, each committee sets a time to meet in executive session without management personnel present. The Compensation Committee meets regularly with its independent compensation consultant in executive session. The Audit Committee meets regularly in separate executive sessions with, among others:

•	our Vice President of Internal Audit;
•	our Chief Compliance Officer;
•	our Executive Vice President, General Counsel and Secretary; and
•	representatives of our independent registered public accounting firm.

Also, each committee has the authority to retain outside advisors, including legal counsel or other experts, as it deems appropriate in its sole discretion and to approve the fees and expenses associated with such advisors.

During 2017, the Nominating Committee conducted its periodic evaluation of the breadth and effectiveness of our overall standing committee structure. Recognizing the significant overlap in the activities and responsibilities of the Audit Committee and the Finance and Risk Committee, and based on the Nominating Committee’s recommendation, on February 14, 2018, the Board approved the combination of these two standing committees into a single Audit, Finance and Risk Committee. Also, recognizing the importance of safety, environmental stewardship and technology in our values, goals and operations, and based on the Nominating Committee’s recommendation, the Board established the SETO Committee as a new standing committee. Both of these committee changes are effective on April 19, 2018. Ms. Goss and Messrs. Edwards, Kurz and Stavridis, with Ms. Goss as chair, will serve as members of the Audit, Risk and Finance Committee, and Ms. Hagen and Messrs. Edwards and Stavridis, with Ms. Hagen as chair, will serve as members of the SETO Committee.

The membership and primary responsibilities of each of the standing Board committees as of the date of this proxy statement, including the number of committee meetings held during 2017, are described in the table below:

6	American Water | 2018 Proxy Statement

Director	Age	Director Since	Independent?	Audit Committee	Compensation Committee	Finance and Risk Committee	Nominating Committee
Martha Clark Goss*	68	2003	✓	✓✓		✓
Veronica M. Hagen**	72	2016	✓	✓	✓		✓
Julia L. Johnson	55	2008	✓		✓		✓✓
Karl F. Kurz**	56	2015	✓	✓		✓✓	✓
George MacKenzie	69	2003	✓		✓✓	✓
Susan N. Story	58	2014	×
Meetings held in 2017				5	6	5	11

✓ Committee Member	✓✓ Committee Chair	* Audit Committee Financial Expert	** Financially Literate Audit Committee Member

A description of each of our standing committees as of the date of this proxy statement, together with its primary responsibilities, is provided below.

Audit Committee

•   Represents and assists the Board in fulfilling its responsibility to oversee:

▪  the adequacy and effectiveness of our system of internal controls;

▪  the quality and integrity of our financial statements;

▪  our compliance with legal and regulatory requirements;

▪  the independent auditor’s qualifications and independence; and

▪  the performance of our internal audit function and that of our independent auditor

•   Has sole authority and responsibility to appoint, compensate, retain, terminate and oversee our independent auditor

•   Adopts, and oversees the enforcement of, our Code of Ethics

•   Discusses with the Chair of the Finance and Risk Committee and management, at least annually:

▪  our policies with respect to risk assessment and risk management;

▪  our major financial risk exposures; and

▪  the steps management has taken to monitor and control these exposures

Executive Development and Compensation Committee

•   Establishes and reviews our overall compensation philosophy

•   Reviews and recommends to the Board the compensation and performance of the CEO, as well as goals and objectives relevant to her compensation

•   Approves, after receiving the recommendations of, and consulting with, the CEO, the compensation of Section 16 executive officers other than the CEO

•   Reviews and makes recommendations to the Board regarding our equity compensation plans, and takes such actions as required by these plans or specifically delegated to the Compensation Committee

•   Reviews and approves performance-based cash compensation plans in which the CEO and her direct reports participate, or which provide more than $100,000 in compensation to any other employee

American Water | 2018 Proxy Statement	7

•   Reviews periodically the operations of our executive compensation programs to determine whether they are properly coordinated and implemented and achieving their intended purpose

•   Reviews and recommends to the Board contracts and compensatory transactions with the CEO, CFO and COO, and approves such contracts and transactions with respect to other current or former executive officers

•   Reviews and monitors employee retirement and other benefit plans

•   Reviews a compensation-related risk assessment of our compensation policies and practices and makes appropriate recommendations to the Board

•   With input from the Board, oversees the process for executive succession planning, other than the CEO

•   Reviews and recommends to the Board the form and amount of director and chairman compensation at least every two years

Finance and Risk Committee

•   Monitors, reviews and evaluates:

▪  our financial forecasts, financial condition and anticipated financing requirements;

▪  our capital structure, including new issuances, purchases or redemptions of debt and equity securities;

▪  our capital expenditure plan and strategies; our dividend payment policy;

▪  the investment performance of the assets held under our employee benefit plans and related investment guidelines;

▪  our cash management plans and strategies; and

▪  our growth opportunities

•   Reviews with management the enterprise risk management program and periodically reviews the significant categories of risks, including risk concentrations and interrelationships and the likelihood of occurrence, as well as the potential impact and the mitigation of risks

•   Reviews and discusses reports regarding our major risk exposures identified by management

•   Oversees our insurance risk management policies and programs and recommends to the Board actions with respect to our directors’ and officers’ insurance program

•   Approves issuances of debt by American Water and its subsidiaries and related guarantees and support obligations, within the limits established in the Board-approved financing plan

Nominating/Corporate Governance Committee

•   Establishes criteria for the selection of new Board candidates

•   Identifies qualified director nominees (including new candidates as well as existing directors) and recommends their election to the Board

•   Reviews the compensation and performance of each Board committee and makes appropriate recommendations to the Board regarding changes to each committee’s membership

•   Oversees the annual evaluation of the Board and other committees and members of management

•   Develops and recommends to the Board the corporate governance guidelines and any amendments, and annually assesses their adequacy

•   Considers questions of Board member independence

•   Reviews the adequacy of our charter and bylaws

•   Oversees our director education program

•   Oversees, with input from the Chairman of the Board and the current CEO, the process of planning for CEO succession

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Beginning April 2018, the Audit, Finance and Risk Committee will primarily oversee all the responsibilities of the existing Audit Committee and the Finance and Risk Committee as set forth in the table above.

Beginning April 2018, the SETO Committee will primarily oversee:

•	Safety policies and programs covering employees and customers;
•	Environmental policies, practices and stewardship;

•	Technology policy, strategy and governance, including cyber and physical security; and

•	Operational performance and risks.

Board Review of Related Person Transactions

The Board has adopted the Related Person Transaction Policy for reviewing, approving and ratifying transactions involving related persons to ensure compliance with our Code of Ethics and applicable law. Subject to certain exceptions, this written policy covers transactions, relationships or arrangements in which American Water or any subsidiary was or is to be a participant and a related person had or will have a direct or indirect material interest. For purposes of this policy, a “related person” is any person who is or was:

•	a current executive officer or director;

•	a former executive officer or director during the current or prior fiscal year;

•	a director nominee;

•	at the time the related person transaction occurred or existed, a current employee (other than an executive officer);

•	at the time the related person transaction occurred or existed, a beneficial owner of more than five percent of our common stock; or

•	a specified immediate family member, or any other person sharing the household (other than a tenant or employee) of, any of the foregoing.

Permission for a related person transaction may only be granted in writing in advance by the following:

•	the disinterested members of the Audit Committee or the Board, in the case of transactions involving corporate officers, directors or other employees in specified senior grade levels; and

•	our Ethics Committee, which is comprised of members of management, in the case of all other employees.

Further, as permitted by the policy, the Ethics Committee has delegated to our Chief Compliance Officer the authority to review and approve related person transactions that are within its authority where the amount involved is less than $5,000. Transactions involving the compensation of executive officers are reviewed and, if appropriate, approved by the Compensation Committee (or a group of our independent directors performing a similar function) as specified in the Compensation Committee’s charter.

Before any related person transaction is approved, the following factors are to be considered:

•	the related person’s interest in the transaction;

•	the dollar value of the amount involved in the transaction;

•	the dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction is to be undertaken in the ordinary course of business of American Water;

American Water | 2018 Proxy Statement	9

•	whether the transaction with the related person is proposed to be entered into on terms more favorable to American Water than terms that could have been reached with an unrelated third party;

•	the purpose, and the potential benefits to American Water, of the transaction; and

•	any other information regarding the transaction or the related person that is material in light of the circumstances of the particular transaction.

Approval of a related person transaction under the policy will be granted only if it is determined that, under all of the circumstances, the transaction is in the best interests of American Water and only so long as those interests outweigh any negative effects that may arise from permitting it to occur.

Board Leadership Structure

For 2017 and currently, Ms. Story serves as our President and Chief Executive Officer and Mr. MacKenzie serves as our Chairman of the Board. Our Corporate Governance Guidelines provide that the Chairman of the Board is to be an independent director. We believe that the oversight function of a board of directors is enhanced when an independent director, serving as chairman of the board, is in a position to set the agenda for, and preside over, meetings of the board of directors. We also believe that our leadership structure enhances the active participation of our independent directors.

The Chairman of the Board is responsible for:

•	setting the agenda for meetings of the Board, and presiding over Board meetings at which the Chairman of the Board is present;
•	coordinating the work of the Board committees;
•	overseeing the distribution of materials by our Secretary to the members of the Board;
•	serving as the independent director primarily responsible for Board consultations and communications between the Board and stockholders; and
•	performing such other duties as the Board may, from time to time, require to assist it in the fulfillment of its duties.

If the Chairman of the Board ceases to be an independent director, the Board shall select another Chairman of the Board from among the members of the Board who are determined by the Board at that time to be independent directors. The Chairman of the Board may be removed from that position at any time by a majority of the members of the Board.

Board Role in Risk Oversight

One of the responsibilities of the Board is the oversight of our risk management activities, which is discharged by the Board as well as through the Finance and Risk Committee, the Audit Committee and the Compensation Committee. Beginning in April 2018, these functions will be discharged by the Audit, Finance and Risk Committee, the Compensation Committee and the newly-established SETO Committee. In discharging this responsibility, the Board and these committees, with the assistance of management, monitor and evaluate our major enterprise risks and oversee and monitor the design and implementation of guidelines and programs to manage these risks.

Our management has overall responsibility for conducting risk assessments and risk management strategy and programs. We have an Enterprise Risk Management Committee consisting of various Company executives and business unit employees that manages and oversees day-to-day enterprise risk management responsibilities. The Enterprise Risk Management Committee meets at least six times a year. The Enterprise Risk Management Committee’s areas of focus include competitive, economic, operational, financial (including accounting, internal audit, credit, liquidity and tax), legal, compliance, regulatory, health, safety and environmental, political and reputational risks.

10	American Water | 2018 Proxy Statement

Audit Committee Role

The Audit Committee is responsible for assisting the Board in overseeing the Company’s accounting and disclosure controls, the design and performance of the internal audit, and ethics and compliance functions. The Audit Committee also has direct authority over the Company’s independent registered public accounting firm. The Audit Committee also discusses with the Chair of our Finance and Risk Committee and management, at least annually, our policies with respect to risk assessment and risk management, our major financial risk exposures and the steps management has taken to monitor and control these exposures. The Finance and Risk Committee reports to the Audit Committee at least annually regarding Finance and Risk Committee activities relating to enterprise risk management. In this regard, the Chairman of the Finance and Risk Committee meets annually with management and the Audit Committee.

Beginning in April 2018, the Audit, Finance and Risk Committee will take responsibility for these risk and enterprise risk management oversight matters.

Compensation Committee Role

The Compensation Committee assesses potential risks related to our compensation policies and practices. Management conducts and presents to the Compensation Committee for its review an annual risk assessment of our executive compensation, with a particular focus on performance-based compensation. This risk assessment is reviewed with both our internal audit function as well as the Enterprise Risk Management Committee. In February 2018, the results of this risk assessment, which included our 2017 short-term and long-term performance-based executive compensation, were reviewed with the Compensation Committee. This assessment sought to identify whether features of our compensation policies and practices could potentially encourage excessive risk-taking.

The risk assessment focused on our executive performance-based compensation, as less than half of our employees receive any variable compensation. Management did not identify any new or additional compensation-related risks as compared to the prior year. The risk assessment conducted by management found that our existing short-term and long-term compensation is coupled with compensation design elements and other controls that discourage decision making focused solely on compensatory consequences. These design elements and controls include, among other things:

•	base salaries that are a sufficient component of total compensation to discourage excessive short-term risk taking;
•	cash performance-based awards with a maximum payout that is limited to 200 percent of target;

•	the ability of the Compensation Committee to exercise discretion in determining the amount of cash performance-based compensation awarded;

•	the use of long-term performance awards that mitigate against the taking of short-term risks;

•	the implementation of an annual independent audit of our Annual Performance Plan, or APP, targets and award process conducted by our internal audit function;

•	Company-wide and individual performance targets which are dispersed among a variety of financial and non-financial metrics, as well as among short-term and long-term goals;

•	policies and procedures implemented to provide for meaningful checks and balances regarding significant business decisions that may have a compensatory benefit, including the use of a robust vetting process for new business development opportunities and limiting the delegated authority of executives to approve transactions;

•	a compensation recovery policy that would require repayment of incentive compensation in the event of a material restatement of our financial statements under specific circumstances;

American Water | 2018 Proxy Statement	11

•	the use of overlapping vesting and performance periods through annual performance award grants;

•	beginning in 2017, discontinuing the use of stock options as part of our long-term performance program, thereby discouraging behavior focused on short-term increases in stock prices; and

•	stock ownership guidelines and retention requirements that are applicable to executives and employees of the Company at a specified minimum salary grade (generally vice president) level.

On the basis of its review of our executive compensation programs, management concluded, and advised the Compensation Committee, that the risks of these compensation programs are mitigated and are not reasonably likely to have a material adverse effect on American Water.

Finance and Risk Committee Role

The Finance and Risk Committee has authority and responsibility for the oversight and review of our enterprise risk management process, including risk assessments and risk management strategy and programs. In performing these responsibilities, the Finance and Risk Committee reviews quarterly with management the significant categories of financial and operational risk exposures, including any risk concentrations and risk interrelationships, the magnitude and the likelihood of occurrence of risk, and management’s activities to monitor and mitigate these exposures. The Finance and Risk Committee also oversees our insurance risk management policies and programs. Beginning in April 2018, the Audit, Finance and Risk Committee will take responsibility for these risks and enterprise risk management oversight matters.

Board Role in Succession Planning

The Corporate Governance Guidelines provide that a primary responsibility of the Board is planning for the succession of our CEO and other executive officers. The goal of our succession planning process is to identify executive talent at the Company and provide for continuity of effective leadership that can fulfill the long-term requirements of our business. The Corporate Governance Guidelines contemplate a collaborative effort between the Board (and certain of its committees) and the CEO; however, the Board retains full responsibility for the selection of the CEO.

Specifically, the Corporate Governance Guidelines provide that the CEO annually submits to the Board for its review a succession plan for the CEO and other executive officers. The succession plan includes a determination of key competencies and desired experiences for the particular role, an identification and assessment of internal candidates, development plans for internal candidates and, as

appropriate, identification of external candidates. The criteria used to assess potential CEO candidates are formulated by the Board based on the Company’s business strategies, and include experience, and strategic and leadership qualities. The CEO must also submit to the Board annually an emergency succession plan to prepare for any unforeseen event that may prevent the CEO from continuing to serve. The Board is permitted to review executive development and succession planning more frequently as it deems appropriate.

In this regard, the Board has, in a manner consistent with its responsibilities as described in this section, delegated the day-to-day responsibility for the process of providing a slate of CEO succession candidates for consideration by the Board to the Nominating Committee, with input from the Chairman of the Board and the current CEO. The Board also has delegated authority to the Compensation Committee to collaborate with the CEO to ensure that

12	American Water | 2018 Proxy Statement

processes are in place for succession planning and development with respect to other senior executive officers.

As a practical matter, consideration of management succession planning (especially for the CEO role) occurs throughout the year at

Board meetings and involves regular interaction between and among the Board, the President and Chief Executive Officer, the Senior Vice President, Human Resources, and other members of management, as appropriate.

Board Refreshment and Director Tenure

The following chart shows our Board tenure as of the date of this proxy statement:

Our Corporate Governance Guidelines do not impose term limits on the service of our directors. The Board believes that term limits could result in the loss of directors who have been able to develop, over a period of time, increasing insight into our business and operations, and an institutional memory that benefits the entire membership of the Board as well as management. Instead, the Nominating Committee reviews annually each director’s continuation on the Board, which allows each director the opportunity to confirm his or her desire to continue as a director and provides the Board an opportunity to refresh its membership as and when it deems appropriate. Our Corporate Governance Guidelines generally restrict a non-employee director who has reached his or her 75th birthday prior to the date of our annual meeting of stockholders from being nominated for re-election to the Board. However, the Board may, in special circumstances and where deemed in the best interests of the Company, grant an exception to this policy on an annual basis. There are no nominees for director who are 75 years of age or older. As evidenced by our actual Board refreshment over the past few years, including most recently in 2018, we seek to maintain a continual balance of historical knowledge and experience coupled with new talent and perspectives from a highly diverse and effective Board.

Stockholder Outreach

In addition to a robust Investor Relations function which, along with key executives and management, engaged with approximately 260 investors in 2017, our stockholder outreach program focuses on corporate governance, executive compensation and disclosure and related issues. Through this outreach program, during and after the 2017 proxy season, we contacted a number of our stockholders who beneficially owned, in the aggregate, greater than 40 percent of our common stock, as well as a leading proxy advisory firm, to better identify and understand the relevant issues that were

American Water | 2018 Proxy Statement	13

most important to them. Through these sessions, we:

•	discussed topics of interest to our stockholders;
•	solicited investor viewpoints;
•	conveyed our views on those topics; and
•	gained a better understanding of areas of mutual consensus.

We received overall positive feedback regarding our corporate governance framework, the redesign of our proxy materials and enhancements to our proxy statement disclosures, and our compensation practices, including equity compensation plans adopted in 2017. Also, stockholders expressed appreciation for our willingness to seek their views, and more importantly, the desire to establish an ongoing dialogue. The input and insight gleaned from our 2017 stockholder outreach program was shared with management and our Board.

We also want our stockholders to engage in appropriate interaction with our Board members. In this regard, on May 12, 2017, we held a breakfast for our stockholders prior to our 2017 annual meeting of stockholders, which was also attended by Board members and members of management. Also, our Chairman attends our bi-annual investor conference to interact with our stockholders in attendance. We intend to continue to engage regularly with stockholders and proxy advisory firms through similar outreach programs. In this regard, we will continue to solicit their input and give careful consideration to the feedback we receive.

Governance Policies and Procedures

Our a Code of Ethics applies consistently to our directors, officers and employees. Among other things, our Code of Ethics is designed to:

•	promote honest and ethical conduct and deter wrongdoing or even perceptions of wrongdoing, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships;

•	promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and

•	promote compliance with applicable governmental laws, rules and regulations.

Our Code of Ethics provides for the prompt internal reporting of violations to an array of appropriate persons identified in our Code of Ethics, confidential treatment of the reporting person during a compliance investigation to the extent possible, and contains provisions regarding accountability for adherence to the Code of Ethics. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics by making disclosures concerning such matters available on the Investor Relations page of our website.

Our Corporate Governance Guidelines set out principles by which the Board will organize and execute its responsibilities in accordance with our Restated Certificate of Incorporation, our Amended and Restated Bylaws, the listing standards of the NYSE, and applicable laws. Additionally, the Board has adopted charters for the Audit Committee, the Compensation Committee, the Nominating Committee and the Finance and Risk Committee.

Current copies of all of the foregoing documents are available on our Investor Relations website at http://ir.amwater.com and can also be obtained by sending us a written request. See “Communications, Stockholder Proposals and Company Information—Contacting Us or Our Transfer Agent” on page 88 of this proxy statement.

14	American Water | 2018 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

Explanation of the Proposal

In accordance with our Restated Certificate of Incorporation and Amended and Restated Bylaws, the number of directors is fixed from time to time by the Board. There are currently eight members of the Board.

On the recommendation of the Nominating Committee, the Board has nominated for election at the meeting the following persons:

•	Jeffrey N. Edwards
•	Martha Clark Goss
•	Veronica M. Hagen
•	Julia L. Johnson
•	Karl F. Kurz
•	George MacKenzie
•	James G. Stavridis
•	Susan N. Story

Each of these nominees is currently a member of the Board. It is intended that, if elected, each nominee would hold office until the date of the 2019 annual meeting of stockholders, or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Proxies may not be voted for more than these eight nominees.

Each director nominee identified in this proxy statement has confirmed that he or she is willing and able to serve as a director, if elected. Should any of the nominees, prior to the meeting, become unavailable to serve as a director for any reason, the Board may either reduce the number of directors to be elected or select another nominee recommended by the Nominating Committee. If another nominee is selected, all proxies will be voted for the substitute nominee.

In accordance with our Amended and Restated Bylaws and our Corporate Governance Guidelines, prior to this meeting, each incumbent director nominee will submit a contingent resignation in writing to the Chairman of the Board or the Secretary of American Water. The resignation becomes effective only if the director fails to receive a sufficient number of votes for re-election at the meeting, assuming a quorum is present and the Board accepts the resignation. In an uncontested election of directors, if any incumbent director nominated for re-election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the Nominating Committee will make a recommendation to the Board on whether to accept or reject such tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating Committee’s recommendation, and publicly disclose, by a press release, a filing with the SEC, or other broadly disseminated means of communication, its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

With respect to a tendered resignation, the Nominating Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating Committee or the decision of the Board with respect to his or her resignation. If a director’s resignation is not accepted by the Board, such director will continue to serve until the 2019 annual meeting of stockholders and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

American Water | 2018 Proxy Statement	15

Director Nominees

We have provided below a biographical information summary for each of our eight director nominees. Committee information has been provided as of the date of this proxy statement, and as of April 19, 2018, the date the Audit, Finance and Risk and SETO Committees are effective.

Jeffrey N. Edwards Independent Director Age: 57 Director Since: 2018 Committees: As of April 19, 2018: Audit, Finance and Risk SETO

Other Current Public Company Boards:

•   Raymond James Financial, Inc., a diversified financial services holding company, since 2014

Past Public Company Boards:

•   The NASDAQ Stock Market, Inc., 2004 to 2006

Business Experience:

•   Chief Operating Officer, New Vernon Capital, since 2009

•   Various senior executive positions over 22 years at Merrill Lynch & Co., including:

▪  Vice Chairman, from 2007 to 2009

▪  Chief Financial Officer, from 2005 to 2007

▪  Head of Origination, Americas, from 2004 to 2005

▪  Head of Global Capital Markets, from 2003 to 2004

▪  Co-Head of Global Equity, from 2001 to 2003

Other Positions:

•   Director, Medusind, Inc., since 2012

•   Chairman, Board of Trustees, The Pingry School

Education:

•   Bachelor of Science, with Honors, Haverford College

•   Master in Business Administration, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Mr. Edwards’ current executive leadership position with an investment advisory firm demonstrates focus on growth and strategic planning.

•   Longstanding executive experience with a leading global capital markets and financial services firm provides Mr. Edwards with a substantive understanding of many issues confronting our business, including capital markets needs, strategic planning, growth opportunities and a variety of operational matters.

16	American Water | 2018 Proxy Statement

Martha Clark Goss Independent Director Age: 68 Director Since: 2003 Committees: Audit (Chair) Finance and Risk As of April 19, 2018: Audit, Finance and Risk (Chair)

Other Current Public Company Boards:

•   Neuberger Berman Mutual Funds, since 2007

•   Allianz Life Insurance Company of New York, since 2005

Past Public Company Boards:

•   Dexter Corporation

•   Claire’s Stores Inc.

•   Ocwen Financial Corporation

•   Foster Wheeler Corporation

Business Experience:

•   Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC, a holding company and investment vehicle for investments in healthcare related companies, from 2003 until 2014

•   Chief Financial Officer of The Capital Markets Company, from 1999 until 2001

•   Chief Financial Officer of Booz Allen Hamilton Holding Corporation (formerly Booz-Allen Hamilton Inc.), from 1995 to 1999

•   Various senior executive positions at Prudential Insurance Company, or Prudential, from 1981 until 1995, including President of Prudential Power Funding Associates, the investment arm of Prudential responsible for electric and gas utilities and alternative energy projects, Senior Vice President, Enterprise Risk Management and President, Prudential Asset Management Company, and Treasurer of Prudential

•   Vice President, The Chase Manhattan Bank

Other Positions:

•   Trustee Emerita, Brown University

•   Trustee and Treasurer, Brown University, from 1987 to 1998

•   Member of the Board of the Museum for American Finance

•   Member and Past President, director and audit committee chair of the Financial Women’s Association of New York

•   Member of the Committee of 200, a women’s professional organization

Education:

•   Bachelor of Arts, Brown University

•   Master in Business Administration, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Ms. Goss’ extensive financial, investment, and governance experience provides valuable insights to the Audit Committee, the Finance and Risk Committee and the Board.

•   Experience as President of an investment subsidiary of Prudential, responsible for substantial investments in electric and gas public utilities and alternative energy projects, enables Ms. Goss to share with the Board her considerable knowledge regarding public utilities.

•   Experience as Senior Vice President, Enterprise Risk Management, at Prudential enables Ms. Goss to provide expertise in risk management.

American Water | 2018 Proxy Statement	17

Veronica M. Hagen Independent Director Age: 72 Director Since: 2016 Committees: Audit Compensation Nominating As of April 19, 2018: SETO (Chair) Compensation Nominating

Other Current Public Company Boards:

•   Southern Company, a transporter and producer of energy, since 2008 (Lead Independent Director from 2014 to 2016)

•   Newmont Mining Corporation, a producer of gold, since 2005

Past Public Company Boards:

•   Polymer Group, Inc., from 2007 to 2015

•   Jacuzzi Brands, Inc., from 2004 to 2007

Business Experience:

•   Chief Executive Officer of Polymer Group, Inc. (now known as AVINTIV Specialty Materials Inc.), a global manufacturer of specialty materials, from April 2007 to August 2013

•   President and Chief Executive Officer of Sappi Fine Paper North America, a division of a South African-based pulp and paper company, from 2004 to 2007

•   Various executive positions with Alcoa, Inc., including as Vice President and Chief Customer Officer and President, Alcoa Engineered Products, from 1998 to 2004

Education:

•   Bachelor of Arts, University of Southern California

•   Bachelor of Science, University of Southern California

Experience and Qualifications to Serve on the Board:

•   Ms. Hagen has over 35 years of executive experience in global operational management and commercial business leadership, including serving as the chief executive officer of two successful public companies.

•   Ms. Hagen has extensive experience and past service as a public company board member.

•   Ms. Hagen also has significant leadership in the areas of employee engagement, customer service, strategic planning and business growth.

18	American Water | 2018 Proxy Statement

Julia L. Johnson Independent Director Age: 55 Director Since: 2008 Committees: Nominating (Chair) Compensation As of April 19, 2018: Nominating (Chair) Compensation

Other Current Public Company Boards:

•   MasTec, Inc., a utility infrastructure contractor, since 2002

•   NorthWestern Corporation, a transporter and producer of energy, since 2004

•   FirstEnergy Corp., a transporter and producer of energy, since 2011

Past Public Company Boards:

•   Allegheny Energy, Inc., from 2003 until its merger with FirstEnergy Corp. in 2011

Business Experience:

•   President of Net Communications, LLC, a strategy consulting firm specializing in the communications, energy and information technology public policy arenas, since 2001

Other Positions:

•   Florida Public Service Commission, from January 1992 until November 1999, including chairwoman from January 1997 to January 1999

•   Chair, Florida’s Information Service Technology Development Task Force, from November 1999 to July 2001

•   Chair, Multicultural Media Telecom and Internet Council

•   Independent Trustee, National Urban League

•   Chair, Emerging Issues Policy Forum

•   Member, Florida Board of Education

Education:

•   Bachelor of Science in Business Administration, University of Florida

•   Juris Doctor, University of Florida College of Law

Experience and Qualifications to Serve on the Board:

•   Ms. Johnson’s service on a state public service commission with regulatory oversight over Florida’s electric, telecommunications and water and wastewater industries, as well as her current leadership of a firm specializing in regulatory analysis and legal strategy, enables her to provide valuable perspectives on regulatory and public policy matters affecting our operations.

American Water | 2018 Proxy Statement	19

Karl F. Kurz Independent Director Age: 56 Director Since: 2015 Committees: Finance and Risk (Chair) Audit Nominating As of April 19, 2018: Audit, Finance and Risk Nominating

Other Current Public Company Boards:

•   SemGroup Corporation, a public energy midstream company, since 2009

•   WPX Energy, Inc., a public independent oil and gas company, since 2014

Past Public Company Boards:

•   Global Geophysical Services, Inc., from 2011 to 2015

•   Western Gas Partners, from 2007 to 2009

Business Experience:

•   Mr. Kurz is a private investor in the energy industry

•   Chairman of Siluria Technologies Inc., a private energy technology company, since 2013

•   Managing Director, Co-Head of Energy, and a Member of the Investment Committee of CCMP Capital Advisors LLC, a leading global private equity firm, from 2009 to 2012

•   Various executive and management positions with Anadarko Petroleum Corporation, including most recently Chief Operating Officer, from 2000 to 2009

•   General Manager, Midstream and Marketing, Vastar Resources, Inc.

•   Various management positions at ARCO Oil and Gas Company, in reservoir engineering, production operations, and financial trading

Education:

•   Bachelor of Science, magna cum laude, Petroleum Engineering, Texas A&M University

•   Advanced Management Program graduate, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Mr. Kurz’s long history of working in the oil and gas industry is invaluable as we continue our strategic growth in providing sustainable water services to customers in the natural gas exploration and production industry, and in pursuing potential opportunities and solutions with respect to the national water-energy nexus discussion, smart water grid development and water supply issues.

•   His experience in finance and capital markets brings additional insights to us and the Board regarding our operations, including with respect to liquidity and capital resources.

20	American Water | 2018 Proxy Statement

George MacKenzie Chairman Independent Director Age: 69 Director Since: 2003 Chairman Since: 2006 Committees: Compensation (Chair) Finance and Risk As of April 19, 2018: Compensation (Chair)

Other Current Public Company Boards:

•   Safeguard Scientifics, Inc., an acquirer and developer of technology companies, since February 2003

•   Tractor Supply Company, a U.S. retailer, since May 2007

Past Public Company Boards:

•   C&D Technologies, Inc., from March 1999 to December 2010

•   traffic.com, from December 2005 to March 2007

•   Central Vermont Public Service Corp., from May 2001 to May 2006

•   Hercules Incorporated, Vice Chairman of the Board of Directors, from April 2000 to June 2001

Business Experience:

•   Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a specialty paper manufacturer, from September 2001 to June 2002

•   Various senior management positions, including most recently President, Chemical Specialties and Chief Financial Officer, Hercules Incorporated, a global manufacturer of specialty chemicals, from 1979 to 2001

Other Positions:

•   Member, American and the Pennsylvania Institutes of Certified Public Accountants

•   Member, Financial Executives Institute and Institute of Management Accountants

Education:

•   Bachelor of Science, Business-Finance and Economics, University of Delaware

•   Master of Business Administration, University of Chicago

Experience and Qualifications to Serve on the Board:

•   Mr. MacKenzie’s extensive service on public company boards of directors enables him to provide valuable insights into our corporate governance.

•   His lengthy experience in operational and financial management enables him to provide useful insights on executive management considerations.

•   His financial executive experience, coupled with his public accounting background, gives him an intimate knowledge of financial matters.

American Water | 2018 Proxy Statement	21

James G. Stavridis Independent Director Age: 63 Director Since: 2018 Committees: As of April 19, 2018: Audit, Finance and Risk SETO

Other Current Public Company Boards:

•   Neuberger Berman Mutual Funds, since 2015

Business and Military Experience:

•   Dean, Tufts University, Fletcher School of Law and Diplomacy, since 2013

•   Admiral, U.S. Navy (Ret.), 2006 to 2013

▪  Supreme Allied Commander, NATO, and Commander, U.S. European Command, 2009 to 2013

▪  Commander, U.S. Southern Command, 2006 to 2009

Other Director Positions:

•   Director, NFP Corp., since November 2017

•   Director, Michael Baker International, LLC, since 2013

•   Chairman, U.S. Naval Institute, since 2013

•   Director, BMC Software Federal, LLC, since 2014

Education:

•   Bachelor of Science, U.S. Naval Academy

•   Master of Arts and Ph.D., Tufts University, Fletcher School of Law and Diplomacy

Experience and Qualifications to Serve on the Board:

•   Mr. Stavridis’ academic and practical knowledge in cybersecurity, critical infrastructure, innovation and leadership offers skill sets that are critical to the oversight of our regulated and market-based operations.

•   Mr. Stavridis’ long-standing service in a wide range of senior commands with the U.S. Navy exhibits superior leadership qualities and skills, and also serves to directly support our Military Services Group market-based business.

•   Mr. Stavridis has significant experience serving on public and private boards of directors in a wide variety of industries, including insurance brokerage, mutual funds, construction and software.

22	American Water | 2018 Proxy Statement

Susan N. Story President and Chief Executive Officer and Director Age: 58 Director Since: 2014

Other Current Public Company Boards:

•   Raymond James Financial, Inc., a diversified financial services company

▪  Director since 2008

▪  Lead director since January 2016

•   Dominion Energy, Inc., a transporter and producer of energy, since January 2017

Business Experience:

•   President and Chief Executive Officer of the Company, since May 2014

•   Senior Vice President and Chief Financial Officer of the Company, from April 2013 to May 2014

•   Thirty-one years at Southern Company and its subsidiaries, including:

▪  Southern Company executive officer, from 2003 to 2013

▪  President and Chief Executive Officer, Southern Company Services, from 2011 to 2013

▪  President and Chief Executive Officer, Gulf Power Company, from 2003 to 2010

▪  Executive Vice President, Engineering and Construction, Southern Company, from 2001 to 2003

▪  Senior Vice President, Southern Power Company, from 2002 to 2003

Other Positions:

•   Member, Moffitt Cancer Center Board of Advisors, Tampa, Florida

Education:

•   Bachelor of Science, Auburn University

•   Master of Business Administration, University of Alabama at Birmingham

•   Post-Graduate Training in Finance, University of Alabama

•   Post-Graduate Training, Birmingham School of Law

Experience and Qualifications to Serve on the Board:

•   Ms. Story’s intimate knowledge regarding our business, by virtue of her service as our President and Chief Executive Officer, and previously as our Senior Vice President and Chief Financial Officer, enables her to provide valuable insights regarding our strategies, operations, finance, administration and personnel matters.

•   Her long career at Southern Company, including her leadership role at Gulf Power Company, enables her to provide important insights on regulated utility operations.

•   Her leadership experience at Southern Company Services enables her to provide meaningful insights on a variety of key areas pertaining to our operations, including cybersecurity, supply chain, information technology, customer research and human resources.

American Water | 2018 Proxy Statement	23

Director Independence

The NYSE’s listing standards require that:

•	a majority of our directors and all of the members of the Nominating Committee satisfy the NYSE’s independence standards applicable to all directors;

•	all of the members of the Audit Committee satisfy the NYSE’s independence standards applicable to Audit Committee members; and

•	all of the members of the Compensation Committee satisfy the NYSE’s independence standards applicable to Compensation Committee members.

Applying these standards, the Board determined that seven of our eight current directors, consisting of Mses. Goss, Hagen and Johnson, and Messrs. Edwards, Kurz, MacKenzie and Stavridis, qualify as independent.

The Board also determined that each of Mses. Hagen and Goss, and Mr. Kurz, satisfies the NYSE’s independence standards for Audit Committee members, and that each of Mses. Hagen and Johnson, and Mr. MacKenzie, satisfies the NYSE’s independence standards for Compensation Committee members.

Finally, the Board also determined that Julie A. Dobson and Paul J. Evanson, former directors who served on the Board during 2017, satisfied the NYSE’s independence standards applicable to all directors.

For a director to be considered independent under the NYSE listing standards, a director cannot have any of the disqualifying relationships enumerated by those standards. Furthermore, the NYSE listing standards state that a director is not independent unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In making this determination, the Board considers all relevant facts and circumstances when assessing the materiality of any relationship of a director with the Company, not only from the standpoint of the director but also from that of persons or organizations with which the director has an affiliation. Material relationships can include, for example, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

To assist the Board in considering these relationships, the Board has adopted categorical standards of material director relationships. Under these standards, which are based in part on the disqualifying relationships enumerated by the NYSE’s listing standards, a director will not be deemed independent if any of the following relationships exist:

Type of Relationship (1)	Description of Relationship (1)(2)
Employee or executive officer of American Water	The director is, or has been within the last three years, an employee of American Water, or an immediate family member of the director is, or has been within the last three years, an executive officer of American Water. However, employment as an interim chief executive officer or other officer will not disqualify a director from being considered independent following that employment.
Relationships with internal or external auditor

Any of the following relationships exist:

•   the director is a current partner or employee of American Water’s internal or external auditor

•   the director has an immediate family member who is a current partner of the internal or external auditor

24	American Water | 2018 Proxy Statement

Type of Relationship (1)	Description of Relationship (1)(2)

•   the director has an immediate family member who:

▪  is a current employee of the external auditor and

▪  personally works on the Company’s audit

•   the director or an immediate family member of the director was, within the last three years:

▪  a partner or employee of the internal or external auditor and

▪  personally worked on the Company’s audit within that time

Compensation Committee interlocks	The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.
Receipt of direct compensation from American Water

The director or an immediate family member of the director received, during any 12 month period within the last three years, more than $120,000 in direct compensation from American Water, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Compensation received by a director for former service as an interim CEO or other executive officer need not be considered in determining independence under this standard.

Compensation received by an immediate family member for service as an employee of American Water (other than as an executive officer) need not be considered in determining independence under this standard.

Receipt of indirect compensation from American Water	The director is a current employee or holder of more than 10 percent of the equity of another company, or an immediate family member of the director is a current executive officer or holder of more than 10 percent of the equity of another company, that has made payments to, or received payments from, American Water or any subsidiary in any of the other company’s last three fiscal years, that exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues.
Charitable contributions by American Water	The director is a current executive officer of a charitable organization to which American Water or any subsidiary has made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or two percent of that charitable organization’s consolidated gross revenues.

(1)	A person’s immediate family includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

American Water | 2018 Proxy Statement	25

(2)	The term “executive officer” is defined to mean the following officers of American Water: President; Chief Financial Officer; Controller; any Vice President in charge of a principal business unit, division or function; and any other officer who performs similar policy-making functions for American Water. The term also includes any other person who performs similar policy-making functions for American Water. An officer of a subsidiary of American Water would be deemed to be an “executive officer” for purposes of this standard if he or she performs such policy-making functions for American Water. A list of American Water’s executive officers, as defined above, as of February 20, 2018 has been provided in the 2017 Annual Report.

Director Criteria, Qualifications, Experience and Diversity

We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board to fulfill its responsibilities. Therefore, the Nominating Committee considers diversity in identifying nominees for directors. In this regard, the Nominating Committee views diversity in a broad sense, including on the basis of skills, experience, age, race, gender and ethnicity. The Board believes in balancing the value that longevity of director service can bring to our company with the value of new ideas and insights that can come through new members. In addition, our Corporate Governance Guidelines provide that directors must be persons of good character and thus must possess all of the following personal characteristics:

•	Integrity: Directors must demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Directors must be willing to be accountable for their decisions as directors.

•	Judgment: Directors must possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors must interact with each other in a manner which encourages responsible, open, challenging and informed discussion.

•	High Performance Standards: Directors must have a history of achievement which reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors must be committed to, and enthusiastic about, their performance for American Water as directors, both in absolute terms and relative to their peers.

•	Courage: Directors must possess the courage to express views openly, even in the face of opposition.

The Board should strive to have members with knowledge, experience and skills in the following core competencies:

•	accounting and finance
•	business judgment
•	management
•	crisis response
•	industry knowledge
•	utility regulation
•	leadership
•	strategy/vision

In this regard, in evaluating a candidate’s experience and skills, the Nominating Committee will consider qualities such as an understanding of the water industry, utilities, marketing, finance, customer service, utility and environmental regulation and public policy issues. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

In addition, the Board is committed to having directors who add tangible value to American Water with a diversity of ideas, approaches and experiences and the interpersonal capacity to foster effective communication within the Board and with management. Annually, the Nominating Committee reviews the profile, engagement and

26	American Water | 2018 Proxy Statement

performance of each director to determine whether he or she should be renominated for board service. The Nominating Committee also considers whether, in light of our strategy or trends in our market environment, new skill sets or experiences would benefit our company and our stockholders.

The process followed by the Nominating Committee to identify and evaluate candidates includes requests to members of the Board and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee and other members of the Board. The Nominating Committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the Nominating Committee engages a third party, that committee would approve the fee that American Water pays for these services.

When evaluating the recommendations of the Nominating Committee, the Board should take into account all factors it considers appropriate, which may include:

•	whether the candidate is committed to the highest ethical standards;

•	whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the communities and geographies in which the Company operates;

•	whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make;

•	whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of our stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency;

•	whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust; and

•	whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Director Evaluations and Assessments

Each year, directors complete a targeted questionnaire to assess the performance of the Board and each of the standing committees. The questionnaire elicits quantitative and qualitative ratings in key areas of Board operation and function and seeks subjective comments from each director. Each committee member completes questions to evaluate how well the committees on which he or she serves are functioning and to provide suggestions for improvement.

In 2017, the Board utilized a peer review process by which each director was asked to provide feedback on a number of characteristics of each of the other directors, including background, leadership, preparation, focus on stockholder interests, participation and independence.

In addition, periodically, members of our executive leadership team comprised of senior executives of the Company who regularly interact with the Board and the committees are solicited to provide their input and perspective on the operation of the Board and how the Board might improve its effectiveness.

American Water | 2018 Proxy Statement	27

Finally, our Chairman also interviews each director on a one-on-one basis to obtain his or her assessment of director performance, Board dynamics and the effectiveness of the Board and its committees, and to discuss the results of the peer review process and his or her responses to these questions.

A summary of the responses to the questionnaires and the responses received from senior management’s feedback is reviewed by the Chairman. The summary and related responses with respect to the Board and each committee is ultimately discussed in executive session in meetings of the Board and each respective committee.

Director Compensation

During 2017, our non-employee directors received annual cash retainers, payable in quarterly installments, for their services as described below:

Director	Annual Cash Retainer
Chairman of the Board	$155,000
Audit Committee and Compensation Committee Chairs	$120,000
Nominating Committee and Finance and Risk Committee Chairs	$112,500
Other Non-Employee Directors	$100,000

In October 2017, the Board approved an increase in the annual cash retainer of each non-employee director by $15,000, which was effective immediately and is reflected in the table above. We do not pay our directors a separate fee for attendance at Board or committee meetings, except that, during 2017, Mr. Kurz received a $15,000 annual retainer for his service on the board of directors of Water Solutions Holdings, LLC, in which American Water owns a 95 percent equity interest and which, through its wholly owned subsidiary Keystone Clearwater Solutions, LLC, provides water services to customers in the natural gas exploration and production industry.

We also pay each of our non-employee directors and the Chairman annual equity compensation of approximately $105,000 and $160,000, respectively. This compensation is paid in the form of stock units under our 2017 Omnibus Plan. The actual number of stock units granted is based on the closing price of our common stock on the date of grant, which is typically the date the director is elected to the Board. The stock units vest on the date of grant and the shares underlying the stock units are distributed to the directors approximately 15 months after the date of grant, subject to earlier distribution in the event of a change in control or the termination of the director’s service on the Board, or in accordance with the director’s irrevocable election to defer distribution of all of his or her shares of common stock to a later time.

To the extent that a dividend is paid on our common stock prior to the time that shares of common stock may be distributed, the value of the dividend that would have been paid if the stock units had been outstanding shares of common stock is credited to an account for the director. Such dividend equivalents are payable to the director in a lump sum, in cash and without interest, and are paid when shares of common stock are distributed to the director.

Non-employee directors are reimbursed for expenses incurred in attending Board and committee meetings and for up to $5,000 every two years per director for director educational expenses incurred.

28	American Water | 2018 Proxy Statement

Director Compensation Table

The following table provides information regarding compensation paid in 2017 to each person who served as our non-employee director during that year. The table does not include amounts paid for reimbursement of travel expenses related to attending Board and committee meetings or any reimbursement of director educational expenses, and does not include compensation paid to Ms. Story. See “Executive Compensation” beginning on page 53 of this proxy statement for information relating to Ms. Story’s compensation.

Name	Fee Earned or Paid in Cash ($)		Stock Unit Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Julie A. Dobson (3)	$78,750		$105,003		$17,444	$201,197
Paul J. Evanson (4)	$108,750		$105,003		$3,274	$217,027
Martha Clark Goss	$103,125		$105,003	(5)	$3,274	$211,402
Veronica M. Hagen	$88,750		$105,003	(5)	$—	$193,753
Julia L. Johnson	$101,250	(6)	$105,003	(5)	$—	$206,253
Karl F. Kurz	$106,875	(7)	$105,003		$—	$211,878
George MacKenzie	$143,750		$160,022		$4,991	$308,763

(1)	The amounts shown in this column reflect the grant date fair value of the stock units granted to the directors as part of their annual retainer. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. See Note 9—Stock Based Compensation in the Notes to Consolidated Financial Statements included in the 2017 Form 10-K for the assumptions used in determining grant date fair value.

(2)	Represents dividend equivalents paid in cash in 2017 at the time of the distribution of shares underlying stock unit awards.

(3)	Ms. Dobson retired from the Board on July 25, 2017.

(4)	Mr. Evanson retired from the Board on January 17, 2018.

(5)	The director elected to defer the receipt of shares under this stock unit award beyond August 14, 2018.

(6)	Ms. Johnson elected to defer this cash compensation under our Nonqualified Deferred Compensation Plan for Non-Employee Directors.

(7)	Includes a $15,000 retainer for service on the board of directors of Water Solutions Holdings, LLC.

The following table shows the aggregate number of stock units held by each person who served as a non-employee director as of December 31, 2017:

Name	Stock Units (#)
Mr. Evanson	1,376
Ms. Goss	1,376
Ms. Hagen	2,781
Ms. Johnson	9,442
Mr. Kurz	2,781
Mr. MacKenzie	2,097

American Water | 2018 Proxy Statement	29

We did not grant stock options to non-employee directors in 2017 and none of the non-employee directors held any stock options as of December  31, 2017.

Director Stock Ownership Requirements

We have a stock ownership policy for directors under which each director is required to hold shares equaling five times the director’s annual cash retainer by the fifth anniversary of the commencement of service as a director.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the election of each of the eight director nominees as named in this proxy statement.

30	American Water | 2018 Proxy Statement

PROPOSAL 2

VOTE TO APPROVE, ON AN ADVISORY BASIS, THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background of the Proposal

Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, or NEOs, as disclosed in this proxy statement in accordance with the SEC’s rules. The disclosures related to compensation of our NEOs consist of the Compensation Discussion and Analysis, or CD&A, the 2017 Summary Compensation Table, and the other required executive compensation tables and related narrative disclosures in this proxy statement. In accordance with the advisory vote of our stockholders at our 2017 annual meeting of stockholders, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our NEOs.

Our executive compensation philosophy and programs are designed to create a positive correlation of pay to performance and reward our NEOs for delivering results. We seek to attract, motivate and retain high-caliber executives and to align the interests of those executives with the interests of our stockholders in order to build long-term, sustainable value for our stockholders.

Accordingly, the Board recommends that our stockholders vote “FOR” the following resolution:

RESOLVED, that the stockholders of American Water Works Company, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion in the Company’s proxy statement for the 2018 annual meeting of stockholders.

While the vote is not binding on us, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs.

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COMPENSATION COMMITTEE REPORT

The Executive Development and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis, or CD&A, required by Item  402(b) of Regulation S-K. Based on this review and discussion, the Executive Development and Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Respectfully submitted,

George MacKenzie (Chair)

Veronica M. Hagen

Julia L. Johnson

32	American Water | 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In this CD&A, we address our compensation philosophy and programs, the decisions of our Compensation Committee with respect to these programs and the reasons for those decisions, principally with respect to our NEOs, who are:

•	Susan N. Story, President and Chief Executive Officer;
•	Linda G. Sullivan, Executive Vice President and Chief Financial Officer;

•	Walter J. Lynch, Executive Vice President and Chief Operating Officer;

•	Michael A. Sgro, Executive Vice President, General Counsel and Secretary; and

•	Loyd A. Warnock, Senior Vice President, External Affairs and Business Development.

Executive Summary

Compensation Philosophy

Our executive compensation program is designed to:

•	reward our NEOs for delivering results;

•	correlate actual pay realized by our NEOs to our short- and long-term performance;

•	align the interests of our stockholders and NEOs; and

•	attract, motivate and retain high-caliber executives by providing compensation that is comparable to and competitive with other companies we compete for executive talent.

Our focus on pay for performance is demonstrated by the way we structure our three principal elements of compensation:

•	annual base salary;

•	our APP, which is our annual cash-based performance plan; and
•	our Long-Term Performance Plan, or LTPP, which is our long-term equity compensation program.

In addition, we provide employee retirement and health and welfare benefit plans, as well as an executive severance policy. We designed the plans and policy to provide competitive supplemental benefits to our NEOs.

The allocation of compensation among these elements ties compensation levels and bonus payouts to our company performance, with an appropriate level of risk. The following graphic represents our compensation mix in 2017, assuming annual and long-term incentive awards are paid at target levels, for both our CEO and, on an average basis, for all of our other NEOs as a group:

American Water | 2018 Proxy Statement	33

Our Operating Performance in 2017

Our 2017 operating performance demonstrates our continued commitment to stockholders and our focus on five strategic themes: safety, customers, people, growth, and technology and operational efficiency. By focusing on keeping our employees safe, delivering outstanding customer service, effectively managing costs, investing capital where needed, maintaining constructive regulatory relationships and growing strategically, we continue to create value for our stockholders. Operating performance highlights for 2017 include the following:

Total Shareholder Return (TSR)	TSR was 29.0 percent during 2017, compared to 21.8 percent for the S&P 500, 40.5 percent for the PHLX Utility Sector Index and 12.4 percent for the Dow Jones U.S. Utilities Total Return Index in 2017

Annual Dividends	33.9 percent overall increase in annual dividend payments from 2012 to 2017 (fifth year in a row of such dividend increases)

GAAP Diluted EPS

9.2 percent decrease from 2016 to 2017 primarily due to a $(0.70) per diluted share non-cash charge resulting from the re-measurement of the Company’s deferred income taxes as of the date of the enactment of the Tax Cuts and Jobs Act, or the TCJA

Adjusted Diluted EPS (1)	6.7 percent increase from 2016 to 2017

Adjusted Operation and Maintenance (O&M) Efficiency Ratio - Regulated Businesses (1)	Adjusted O&M efficiency ratio was 33.8 percent in 2017, compared to 34.9 percent in 2016, which signifies improvement in the operating efficiency of our Regulated Businesses

Regulated Businesses Growth	Approximately 40,000 new customers added in 2017 through regulated acquisitions and approximately 15,000 new regulated customers added in 2017 through organic growth

Market-Based Businesses Growth	6.4 percent decrease in operating revenues from 2016 to 2017 in our Market-Based Businesses

OSHA Recordable Incident Rate (ORIR)	Reduced our Occupational Safety and Health Administration, or OSHA, recordable incident rate from 2.45 in 2016 to 1.82 in 2017

(1)	Non-GAAP financial measure; see Appendix A for reconciliation and other information.

34	American Water | 2018 Proxy Statement

Return to Stockholders

We have returned significant value to our stockholders over the past five years. This year, the stock performance graph reflects our decision to replace the Dow Jones U.S. Utilities Total Return Index with the PHLX Utility Sector Index as our peer industry index. We believe that the PHLX Utility Sector Index provides a more representative comparison between us and our peer industry and thus this index reflects better alignment with how our institutional investors identify our peers. Beginning next year, the stock performance graph will no longer include the Dow Jones U.S. Utilities Total Return Index.

The following stock performance table chart shows how a $100.00 investment in our common stock on December 31, 2012 would have grown to $275.21 on December 29, 2017, assuming quarterly dividend reinvestment. This return compares favorably to the return that would have been obtained through the same investment in the Standard & Poor’s 500 Index and the Dow Jones U.S. Utilities Total Return Index assuming dividend reinvestment, during the same period.

	12/31/2012	12/31/2013	12/31/2014	12/31/2015	12/30/2016	12/29/2017
American Water Works Company, Inc.	$100.00	$116.12	$150.27	$172.59	$213.31	$275.21
S&P 500 Index	$100.00	$132.39	$150.51	$152.59	$170.84	$208.14
Dow Jones U.S. Utilities Total Return Index	$100.00	$115.20	$147.56	$140.76	$164.77	$185.27
PHLX Utility Sector Index	$100.00	$130.15	$167.68	$156.67	$208.23	$292.66

American Water | 2018 Proxy Statement	35

Summary of Executive Compensation Practices

The table below summarizes compensation practices that we do and do not follow:

• Considerable portion of pay is variable, rather than fixed, and is earned solely based on performance without incentivizing excessive risk-taking	• No individual change of control agreements
• Equity compensation is weighted significantly toward performance stock units	• No individual employment agreements with standing severance or termination provisions
• Executive stock ownership guidelines and retention requirements encourage equity ownership and retention	• No established single-trigger change in control payment requirements
• Compensation Committee oversees annual compensation program risk assessment	• No excise tax gross-ups
• A representative, relevant peer group is used for TSR performance and compensation benchmarking and is evaluated annually	• No repricing of underwater stock options
• Reasonable severance arrangements are provided pursuant to our Executive Severance Policy and 2017 Omnibus Plan	• Prohibit hedging, pledging, short selling and purchasing common stock on margin by employees, officers and directors
• Compensation Committee retained and was advised by an independent consultant throughout 2017	• No supplemental executive retirement plans open to new executives
• Double-trigger change in control provision in 2017 Omnibus Plan	• No distribution of cash dividend equivalents on equity awards unless and until they vest
• Provide limited perquisites and other personal benefits, principally executive physicals	• No sales of greater than 50 percent of stock underlying equity awards or intrinsic value of options when stock ownership is less than guidelines
• Cash performance-based awards and equity awards subject to clawback policy adopted by Compensation Committee

36	American Water | 2018 Proxy Statement

Highlights of 2017 Significant Compensation Actions

The table below highlights compensation actions taken with respect to 2017 regarding our three primary elements of executive compensation.

Compensation Element	NEO	Action Taken	Rationale
Base Salary	All NEOs	Increased annual base salary for 2017 in a range of 1.5 percent to 2.9 percent	• Brings base salary compensation closer to median of peer group base salary range
• Provides modest increases in base salaries for effective NEOs

APP	Mr. Sgro	Increased 2017 APP target opportunity to 75 percent	• Brings Mr. Sgro’s total direct compensation closer to median of peer group compensation range
	All NEOs	Replaced near-miss reporting with OSHA Days Away, Restricted or Transfer, or DART, injury rate metric	• Reflects leading indicator of serious injuries that either result in work restrictions or lost time

LTPP	Ms. Story	• Increased 2017 LTPP award opportunity to 250 percent	• Brings total direct compensation closer to median of peer group compensation range
	All NEOs	• Stock options were eliminated and LTPP awards are now comprised of 70 percent PSUs and 30 percent RSUs	• Reflects diminishing prevalence of use of stock options in the utility industry
		• Maximum performance for PSUs was increased to 200 percent	• Eliminates potential income volatility associated with implementing revised share-based compensation accounting guidance
• Increased maximum performance better aligns our PSU program with those of our peers

Stockholder Advisory Votes

At our 2017 annual meeting of stockholders, the stockholders approved, on an advisory basis, the compensation paid to our NEOs, as disclosed under the compensation disclosure rules of the SEC, including the CD&A, the executive compensation tables and any related materials disclosed in the proxy statement for the 2017 annual meeting of stockholders. Often referred to as the “say-on-pay vote,” the stockholder vote in favor of NEO compensation was approximately 96.4 percent of the shares present in person or by proxy and eligible to vote at the meeting. Since 2011, the first year of our say-on-pay vote, the stockholder vote in favor of NEO compensation has averaged 97.4 percent.

Also, at the 2017 annual meeting of stockholders, our stockholders voted, on an advisory basis, in favor of a one-year frequency of the approval, on an advisory basis, of the compensation paid to our NEOs, often referred to as the “say-when-on-pay vote.” The stockholder vote in favor of a one-year frequency was approximately 87.8 percent of the shares present in person or by proxy and eligible

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to vote at the meeting, an increase from approximately 81.6 percent in favor of a one-year frequency in the last say-when-on-pay vote we held in 2011. By law and SEC rule, the say-when-on-pay vote must be held at least once every six years.

The Compensation Committee considered the results of the 2017 say-on-pay vote and determined that no specific action was needed in response to that vote. In accordance with the results of the say-when-on-pay vote, the Board has determined that the say-on-pay vote should continue to be held each year.

At the meeting, we will again hold our say-on-pay vote. In making its decisions regarding executive compensation, the Compensation Committee will consider the results of this advisory vote, as well as feedback obtained from stockholders throughout the course of the year.

Compensation Determinations and Pay Competitiveness in 2017

For 2017, the Compensation Committee reviewed and approved all compensation paid to our NEOs, and made recommendations to the independent members of the Board with respect to compensation paid to Ms. Story. The independent members of the Board, after considering the recommendations of the Compensation Committee, approved Ms. Story’s 2017 compensation. Ms. Story did not participate in the Compensation Committee’s recommendations regarding her own compensation and was excused from those portions of the Compensation Committee and Board meetings during which her compensation was deliberated and determined.

The Compensation Committee considered Ms. Story’s assessment of the performance of the other NEOs, as well as Ms. Story’s compensation recommendations regarding each NEO’s base salary and their APP and LTPP award opportunities. The Compensation Committee, with Ms. Story’s participation, discussed the 2017 performance of each NEO other than Ms. Story, and, after discussion and deliberation held in executive session, approved compensation determinations for such NEOs.

For decisions made with respect to the compensation of our NEOs through February 28, 2017, the Compensation Committee engaged Korn Ferry Hay Group as its independent compensation consultant. In making these executive compensation determinations, the Compensation Committee reviewed, among other things, data provided by Korn Ferry Hay Group to gauge the comparability of our executive compensation to the compensation paid to executives in other companies with generally corresponding responsibilities.

Based on benchmarking data provided by Korn Ferry Hay Group, as well as other data sources, the Compensation Committee assessed competitive market compensation practices. Two of the primary ways the Compensation Committee evaluates our executive compensation arrangements and practices is to compare them to data in a Willis Towers Watson study comprised of 60 percent utility industry companies and 40 percent general industry companies, as well as to similar data on companies in the 2017 peer group, as described below. The Compensation Committee believes there is a strong likelihood that an executive officer’s skills will be transferable among these companies, and thus we would expect to compete with these companies and others for executive officer talent. This peer group is also used to compute the three-year relative total shareholder return for our PSUs with vesting tied to this metric. The Compensation Committee referred to all of this data as part of its review of utility industry, peer group and general compensation practices and trends.

The composition of our peer group is reassessed annually and its composition may be changed by the Compensation Committee to

38	American Water | 2018 Proxy Statement

reflect corporate transactions or other events that may affect the comparability of one or more of the constituent companies. The peer group that was used in 2017 to calculate the three-year total shareholder return for our PSU awards granted during the year and as a benchmark for compensation decisions, was comprised of the companies listed below, which is collectively referred to as the 2017 peer group.

2017 American Water Works Company, Inc. Peer Group
Alliant Energy Corporation	Eversource Energy	SCANA Corporation
Ameren Corporation	Great Plains Energy Incorporated/Westar Energy, Inc. merged entity	UGI Corporation
Atmos Energy Corporation	NiSource Inc.	Vectren Corporation
Avista Corporation	Pinnacle West Capital Corporation	WGL Holdings, Inc.
CMS Energy Corporation	PNM Resources, Inc.	WEC Energy Group, Inc.

In January 2018, the Compensation Committee conducted a thorough review of the 2017 peer group in anticipation of several pending mergers and acquisitions of peer companies. In reviewing the appropriateness of companies, the Compensation Committee considered factors most relevant to us as a utility, including consolidated total assets, market capitalization, number of employees, consolidated revenues, and the proportion of revenue received from regulated businesses. Following this review, the Compensation Committee approved changes to the 2017 peer group by adding CenterPoint Energy, Inc., MDU Resources Group, Inc., OG&E Energy Corp. and PPL Corporation to the companies in the 2017 peer group and removing Avista Corporation, PNM Resources, Inc., Vectren Corporation and WGL Holdings, Inc.

In 2017, the Compensation Committee issued a request for proposal to identify and review potential compensation consultant candidates.

After careful consideration of the candidates identified through the request for proposal, the Compensation Committee elected to engage a new independent compensation consultant to advise it with respect to the compensation of our executive officers and directors and on other compensation matters. The engagement with Korn Ferry Hay Group ended on February 28, 2017, and effective April 2017, the Compensation Committee retained Semler Brossy Consulting Group LLC, or Semler Brossy, as its independent compensation consultant.

Other than in its role as the Compensation Committee’s independent compensation consultant and in providing compensation consulting advice to the Board on request, neither Korn Ferry Hay Group nor Semler Brossy performed any other services for us while performing services for the Compensation Committee.

2017 Compensation

Compensation Philosophy and Objectives

Our executive compensation program is designed to reward our NEOs for delivering results and building long-term sustainable value for our stockholders. We believe our program’s performance measures align the interests of our stockholders and NEOs by correlating pay to our short- and long-term performance.

We focused on the following objectives in making compensation decisions in 2017:

•	Reward our executives for achieving both superior financial performance and outstanding non-financial performance relating to safety, customers, people, growth, and

American Water | 2018 Proxy Statement	39

technology and operational efficiency, all of which lead to long-term financial strength;

•	Focus pay on both short- and long-term performance, with a proportionately greater emphasis on long-term, based upon criteria recognized in peer companies and the utility and water industries generally;

•	Build long-term, sustainable value for stockholders by emphasizing compensation that rewards such value, including long-term, performance-based equity-based compensation, and de-emphasizing short-term, cash-based compensation;

•	Align executive officer and stockholder interests as an incentive to increase stockholder value by requiring consistent, meaningful equity ownership; and

•	Provide compensation to our executive officers that reflects their responsibilities and contributions, and is comparable to and within a competitive range of, the median of compensation paid by other companies in our peer group, in order to attract, motivate and retain high-caliber executives.

Base Salaries

For 2017, we made the following base salary determinations for our NEOs:

•	Ms. Story’s base salary was increased from $900,000 to $925,000, or 2.7 percent, effective March 13, 2017, reflecting the Board’s conclusions that:

▪	based upon benchmarking data provided by Korn Ferry Hay Group and Willis Towers Watson, Ms. Story’s base salary was slightly below the median base salary for her position; and

▪	she performed as an effective and functioning President and Chief Executive Officer during 2016.

•	Each of Ms. Sullivan’s, Mr. Lynch’s, Mr. Sgro’s and Mr. Warnock’s base salary was modestly increased by approximately 2.9 percent, 2.7 percent, 2.5 percent and 1.5 percent, respectively, effective March 13, 2017, as each executive achieved or significantly exceeded his or her performance goals and the increases kept these base salaries within the competitive range (which we define to be ± 15 percent) of the median of the market data.

Bonus

In 2017, Mr. Warnock received a $25,000 lump-sum cash payment in connection with his taking on responsibilities for overseeing the business development function, in addition to his existing responsibilities with respect to external affairs and communications.

2017 Annual Performance Plan

The APP is designed to incentivize eligible participants to achieve annual business objectives by providing an opportunity to earn a cash payout tied to corporate and individual performance.

The 2017 target award opportunity for each NEO is equal to a percentage of each NEO’s base salary, based on the individual’s position with American Water. All NEOs, other than Mr. Sgro, maintained the same target award as a percentage of salary as in 2016. Mr. Sgro’s target award percentage was increased from 65 percent to 75 percent in 2017, reflecting that his total cash compensation for 2016 remained below the median of the market data.

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Information used to calculate the 2017 APP award payouts for each NEO is included in the table below.

Named Executive Officer	Percentage of Base Salary	APP Target	APP Payout Percentage	2017 APP Award Payout
Susan N. Story	100%	$925,000	104.9%	$970,094
Linda G. Sullivan	75%	$374,642	104.9%	$392,905
Walter J. Lynch	75%	$427,055	109.0%	$465,365
Michael A. Sgro	75%	$307,308	104.9%	$322,289
Loyd A. Warnock	50%	$192,500	104.9%	$201,884

In addition to the existing requirement that adjusted EPS must be at least 90 percent of target to earn an award under the APP, the Compensation Committee in 2017 established a second threshold metric—positive GAAP net income for fiscal 2017. If either of these threshold goals are not met, no award under the APP would be earned. Once both goals are met, an overall maximum APP award opportunity for each NEO equal to 200 percent of the executive’s APP target opportunity is established, subject to reduction to the extent the performance measures are achieved at less than the maximum required level. Although both threshold goals were met for 2017, the actual APP award for each NEO was less than the maximum opportunity under the 2017 APP.

The APP performance measures chosen for 2017 reflected our primary objectives for financial performance, aligned with our core business strategies of safety, people, customers, environmental leadership, technology and operational efficiency and growth.

For 2017, the Compensation Committee substituted DART, as defined by OSHA, a leading indicator of serious injuries that either result in work restrictions or time away from work, for the near miss reporting performance measure used in 2016. Thus, for 2017, we used both DART and ORIR to represent the safety and people objectives. The portions of the APP award related to these goals cannot be earned in a year in which there is an employee fatality.

The Compensation Committee determines the payout for APP awards using a corporate performance factor. The corporate performance factor is computed by subtracting a percentage obtained from the weighted results achieved for each performance measure, which results were certified by the Compensation Committee on January 25, 2018, from the overall maximum payout opportunity. The calculation of the corporate performance factor with respect to each measure was dependent on actual performance with regard to each measure.

The following table provides information regarding each of the performance measures used to determine the corporate performance factor, including the threshold, target and maximum performance requirements for each measure. The table also indicates the percentage that would be included in the corporate performance factor for threshold, target and maximum performance. If the minimum performance threshold requirement for a performance measure is not met, no additional percentage would be added to the corporate performance factor.

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Performance Measure	Percentage Included in the Corporate Performance Factor	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance (Percentage Earned)	How We Calculate the Performance Measure	Why We Use this Measure
Adjusted EPS (1)	50.0%	$2.83 (0.0%)	$3.03 (50.0%)	$3.08 (75.0%)	$3.03 (49.3%)	Adjusted EPS is EPS calculated in accordance with GAAP as reported in the Company’s audited consolidated financial statements, adjusted to eliminate the impact of (i) a $0.07 per diluted share benefit from settlement activities related to the Freedom Industries chemical spill; (ii) a $(0.70) per diluted share non-cash charge resulting from the remeasurement of the Company’s deferred income taxes as of the date of the enactment of the TCJA; and (iii) a $(0.02) per diluted share charge from the early extinguishment of debt at the parent company.	Adjusted EPS is a key measure of our financial and operational success, and achieving our earnings and strategic goals creates long-term stockholder value and provides greater total return to our stockholders.
Customer Satisfaction	15.0%	Fourth Quartile (0.0%)	Second Quartile (12.0% to 18.0%)	First Quartile (18.75% to 22.5%)	First Quartile - Medium (20.6%)	Quarterly survey conducted by a third-party firm of random regulated water and wastewater customers.	Our service quality and customer issues are a focus of state public utility commissions in evaluating rate cases.
ORIR (2)	7.5%	2.75 (0.0%)	2.20 (7.5%)	2.04 (11.25%)	1.82 (11.25%)	ORIR is a measure of injuries and illnesses requiring treatment beyond first aid for every 200,000 hours worked.	To continue our momentum toward becoming an industry leader with respect to the safety and well-being of our workforce.

42	American Water | 2018 Proxy Statement

Performance Measure	Percentage Included in the Corporate Performance Factor	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance (Percentage Earned)	How We Calculate the Performance Measure	Why We Use this Measure
DART injury rate (2)	7.5%	1.90% (0.0%)	1.60% (7.5%)	1.50% (11.25%)	1.39% (11.25%)	DART injury rate measures the number of OSHA defined recordable injuries that resulted in days away from work, work restrictions, or job duty/position transfers in the calendar year per 100 employees.	DART reflects serious incidents that result in the employee being placed in restricted duty or time away from work.
Environmental Leadership	10.0%	15x (0.0%)	20x (10.0%)	25x (15.0%)	5x (0%)	Environmental leadership is determined by comparing our performance to the EPA national drinking water industry average, and assessing how many times better we perform compared to the industry average.	We are committed to excellent water quality, protecting the environment and maintaining our history of materially complying with, and in many cases, surpassing, minimum standards required by applicable laws and regulations.
Operational Efficiency Improvement	10.0%	35.0% (0.0%)	34.0% (10.0%)	33.6% (15.0%)	33.8% (12.5%)	Based on the ratio of adjusted regulated O&M expenses to adjusted regulated operating revenues.	We want to focus management on improving the overall cost structure of our regulated businesses and improving our return on equity.

(1)	No APP awards may be earned if either (a) we do not earn positive GAAP net income for the 2017 fiscal year or (b) adjusted EPS is less than 90 percent of the target amount.

(2)	This goal may not be earned in the event of an employee fatality during the year.

Actual payouts may be lower or higher than the target award opportunity depending, in the case of the NEOs, on corporate and, in rare instances where significantly warranted, individual performance against specific goals. Cash awards under the APP are distributed to participants by March 15 of the year following the performance year.

While the NEOs are subject to individual performance goals as well as the corporate goals comprising the corporate performance factor, the 2017 APP awards reflect, for all NEOs other than Mr. Lynch, the NEO’s target award multiplied by the adjusted corporate performance factor. The Compensation Committee utilized this convention based on

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Ms. Story’s recommendation that NEOs should assume principal responsibility for, and their awards generally should be based upon, performance of the entire organization, except with respect to executives who lead a major profit center, such as Mr. Lynch, in which case performance of the relevant business unit also should be reflected. Furthermore, in 2017, there were no factors of a magnitude that caused the independent Board members, in the case of Ms. Story, and the Compensation Committee, in the case of all other NEOs (based on Ms. Story’s recommendations), to apply a downward adjustment based on his or her individual performance.

Based upon our performance with regard to the financial and non-financial performance measures described above, the Compensation Committee certified a corporate performance factor of 104.9 percent. The APP award for each of Mses. Story and Sullivan, and each of Messrs. Sgro and Warnock, was 104.9 percent of target.

With respect to Mr. Lynch, who oversees our regulated operations, 50 percent of his APP award was based on the performance of our regulated operations with respect to the measures shown in the table above. For 2017, this amounted to a performance factor of 113.1 percent of target. When combined with the corporate performance factor of 104.9 percent with respect to the remaining 50 percent of his award, Mr. Lynch’s APP award percentage was ultimately determined to be 109.0 percent of target.

We have included the amount of the APP awards paid to our NEOs with respect to 2017 under the Non-Equity Incentive Plan Compensation column of the 2017 Summary Compensation Table.

2017 Long-Term Performance Plan

The LTPP is designed to incentivize eligible participants to achieve our long-term business objectives by providing an opportunity to earn equity awards tied to our long-term goals and continued employment with the Company. In December 2016, the Compensation Committee approved a change to the LTPP to eliminate the issuance of stock options beginning with the 2017 LTPP, and to instead allocate LTPP awards 30 percent to RSUs and 70 percent to PSUs. PSU awards for 2017 were allocated equally between shares earned based on relative total shareholder return and shares earned based on compounded adjusted EPS growth.

Also, in February 2017, the Compensation Committee established the same threshold requirement as the APP, requiring American

Water to record positive GAAP net income in fiscal 2017 in order for LTPP awards to be earned. Once this threshold goal is met, an overall LTPP award opportunity of 200 percent of the executive’s target LTPP award opportunity is established, subject to reduction to the extent a performance measure for a PSU award is achieved at less than the maximum level of performance.

We based the aggregate target value of LTPP awards on a percentage of each NEO’s base salary. The following table provides for each NEO a summary of the grant date fair value of LTPP awards granted in 2017. Information regarding the number of shares underlying these awards is found in “Executive Compensation—2017 Grants of Plan-Based Awards” on page 57 of this proxy statement.

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Named Executive Officer	LTPP Target Award as a Percentage of a Base Salary		Aggregate Grant Date Fair Value of LTPP Target Awards	Aggregate Grant Date Fair Value of RSUs	Aggregate Grant Date Fair Value of PSUs (TSR)	Aggregate Grant Date Fair Value of PSUs (EPS)
Susan N. Story	250%	(1)	$2,250,048	$675,022	$787,513	$787,513
Linda G. Sullivan	125%	(2)	$607,018	$182,098	$212,460	$212,460
Walter J. Lynch	150%		$831,491	$249,447	$291,022	$291,022
Michael A. Sgro	100%	(3)	$399,800	$119,918	$139,941	$139,941
Loyd A. Warnock	90%	(4)	$341,406	$102,444	$119,481	$119,481

(1)	In February 2018, Ms. Story’s LTPP target for 2018 as a percentage of base salary was increased to 300 percent.

(2)	In December 2017, Ms. Sullivan’s LTPP target for 2018 as a percentage of base salary was increased to 135 percent.

(3)	In December 2017, Mr. Sgro’s LTPP target for 2018 as a percentage of base salary was increased to 115 percent.

(4)	In December 2017, Mr. Warnock’s LTPP target for 2018 as a percentage of base salary was increased to 100 percent.

The following table provides information regarding the performance measures related to the PSUs granted in 2017.

Performance Measure	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	How We Calculate the Performance Measure	Why We Use this Performance Measure
Relative total shareholder return	25% (25%)	50% (100%)	90% (200%)	Based on American Water’s total shareholder return compared to the total shareholder return performance of the companies in the 2017 peer group, during the three-year performance period from January 1, 2017 through December 31, 2019, assuming reinvestment of dividends during the performance period.	To encourage performance that not only increases stockholder value, but increases it to an extent that compares favorably relative to the companies in the 2017 peer group.
Compounded Adjusted EPS Growth	6.0% (25%)	7.8% (100%)	12.0% (200%)	Based on adjusted EPS growth, compounded annually over the three-year period from January 1, 2017 through December 31, 2019, over adjusted EPS of $2.84 for the year ended December 31, 2016.	Adjusted EPS is a key measure of our financial and operational success, and achieving our earnings and strategic goals creates long-term stockholder value and provides greater total return to our stockholders.

Performance Vesting of PSUs Granted in 2015

In 2015, we granted two types of PSUs to our NEOs for the three-year performance period ending on December 31, 2017: one with a performance measure based on relative total shareholder return of companies in a comparator group, and the other with performance measures based on operational

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efficiency improvement and compounded adjusted EPS growth, weighted equally. The payouts with respect to the two types of PSUs are summarized in the table below:

Performance Measure	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance	Percentage of Target Award Earned
Relative Total Shareholder Return	25% (25%)	50% (100%)	75% (175%)	>75%	175%
Compounded Adjusted EPS Growth	5.4% (25%)	7.4% (100%)	10.4% (175%)	7.6%	104.5%
Operational Efficiency Improvement	37.4% (25%)	35.4% (100%)	33.4% (175%)	34.8%	124.8%
Weighted Average of Compounded Adjusted EPS Growth and Operational Efficiency Improvement	—	—	—	—	114.6%

The Compensation Committee certified the achievement of the requisite performance measures as set forth above on January 25, 2018.

Perquisites

We provide limited perquisites to our executive officers, consisting principally of executive physicals. Because we invest significant time and resources in developing the skills and experiences of our leadership, we believe that providing executives with periodic physicals, which can potentially detect medical conditions before they become serious, is an important investment in our current and future success.

Stock Option Grant Practices

For 2017, the Compensation Committee has discontinued the use of granting stock options as part of the LTPP, although the Compensation Committee reserves the right to grant stock options on a case-by-case basis as part of new hires or promotional awards, or to reinstate the use of stock options in the future in its sole discretion.

Executive Stock Ownership Guidelines and Stock Retention Requirements

The Board has adopted stock ownership guidelines and complementary stock retention requirements that further emphasize the importance of linking the financial interests of our executives with those of our stockholders.

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The stock ownership guidelines, which are expressed as a multiple of annual base salary, require executives to hold common stock (and certain equivalents) as follows:

Officer Level	Multiple of Annual Base Salary
Chief Executive Officer	6 times
Chief Operating Officer	3 times
Executive Vice Presidents	3 times
Senior Vice Presidents	3 times
President, American Water Enterprises	3 times
Vice Presidents	1 time

For purposes of the stock ownership guidelines, shares of common stock, shares underlying vested and unvested RSUs and shares underlying earned PSUs will count toward the ownership guidelines. Shares underlying vested or unvested stock options and unearned PSUs do not count.

Our stock retention requirements prevent, subject to hardship exceptions or except as otherwise approved by the Compensation Committee, any executive who is not in compliance with the stock ownership guidelines from effecting a transfer of more than 50 percent of the net shares realized from any equity award or more than 50 percent of any other shares of common stock that the executive may own other than through equity awards. For an award of RSUs or PSUs, the number of net shares realized from an award is based on the number of shares ultimately credited to the account of the executive upon vesting. For an option award, the number of net shares realized is equal to the number of vested shares subject to that award minus a number of shares with a fair market value equal to the aggregate exercise price of those vested shares. Equity awards that are issued to an executive before he or she becomes subject to the stock retention requirements are exempt from these restrictions.

Each executive covered by the stock ownership guidelines on March 4, 2015, the effective date of adoption, including each NEO, has until March 4, 2020 to achieve compliance. Upon first becoming subject to the stock ownership guidelines thereafter, an executive will have five years to comply. Mses. Story and Sullivan, and Mr. Lynch, are currently in compliance with the applicable stock ownership guidelines. Our other NEOs are currently within their five-year compliance periods.

Policies Prohibiting Hedging, Pledging, Margining and Short Selling

Our insider trading policy, as currently in effect, prohibits all directors, officers (including NEOs) and employees from engaging in any transaction entered into for the purpose of reducing or eliminating the market price or investment risk associated with the ownership of our securities. No covered person may enter into any transaction to buy or sell any contract or other instrument that derives value from the price of our securities. These types of transactions are commonly known as “hedging.” Also, our insider trading policy prohibits our directors, officers and employees from pledging our securities to a lender as collateral for a loan, or from using them in a margin account as collateral for investment in securities. These prohibitions do not apply to the receipt of securities under any of our equity compensation plans or “cashless” exercises of our options in compliance with the 2017 Omnibus Plan or a predecessor plan.

We also prohibit directors, officers and employees from selling our securities short, which is the practice of selling securities that are

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not owned by the seller. This prohibition includes “short sales against the box,” where the seller actually owns the securities being sold but fails to deliver them to the purchaser within a specified time period after the sale.

Ongoing and Post-Employment Arrangements and Benefit Plans

We have several plans and arrangements that enable our NEOs to accrue retirement benefits as they continue to work for us, provide severance benefits upon certain types of termination of employment, or provide other forms of deferred compensation. Some plans, particularly our defined benefit plans, are not available to employees hired after January 1, 2006. Not all of these plans apply to each NEO, as indicated in the discussion below. None of our executives participating in any of these plans is entitled thereunder to receive excise tax gross-up payments.

American Water Savings Plan

The Savings Plan for Employees of American Water Works Company, Inc. and Designated Subsidiaries, or the Savings Plan, is a tax-qualified 401(k) defined contribution plan available to employees of American Water, including our NEOs, and certain subsidiaries. Each of our NEOs participates in the Savings Plan. Under the Savings Plan, an employee may contribute, subject to limitations imposed by the Internal Revenue Code of 1986, or the Code, 50 percent of his or her base salary up to a maximum contribution of $18,000 for 2017, plus, for eligible participants, $6,000 for catch-up contributions. For any NEO participant hired before January 1, 2006 who continues to be employed by us (Messrs. Lynch and Sgro are the only NEOs in this category), the matching contribution formula is 50 percent of a participant’s base salary contributions for the year, up to a maximum of 5 percent of the participant’s base salary. For NEO participants hired after January 1, 2006, the matching contribution formula is (a) 100 percent for every dollar contributed up to the first three percent of the participant’s base salary, and (b) 50 percent of contributions up to the next two percent of the participant’s base salary. In addition, for NEO participants hired after January 1, 2006, we make additional annual contributions equal to 5.25 percent of the participant’s base salary, subject to limitations imposed under the Code. We provide more generous contributions to participants hired after January 1, 2006 because they are ineligible to participate in the defined benefit pension plans described below.

Amounts credited to an employee’s account may be invested among a number of funds, and the value of a participant’s account will be increased or decreased to reflect the performance of selected investments.

Pension Plan and Executive Retirement Plan

The Pension Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, or the AWWPP, is a tax-qualified defined benefit pension plan that is generally available to eligible employees who commenced employment with us prior to January 1, 2006.

The AWWPP provides an annual retirement benefit based on an employee’s earnings and years of service. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Each of Messrs. Lynch and Sgro participates in the AWWPP.

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The American Water Works Company, Inc. Executive Retirement Plan, or the ERP, is a nonqualified defined benefit pension plan that provides pension benefits under the same formula as the AWWPP, but without the pay and benefit limitations that are applicable to the AWWPP under the Code. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans. Each of Messrs. Lynch and Sgro participates in the ERP. We closed the AWWPP (subject to certain exceptions) and the ERP to new employees on December 31, 2005 and replaced those plans with defined contribution plans. This action was taken for a number of reasons, including to allow us to incur fixed costs for retirement benefits on an ongoing basis. In contrast, we are subject to variable costs in connection with our defined benefit plans based on the performance of the plans’ investment portfolios. For further information on these plans, see “Executive Compensation—Pension Benefits at December 31, 2017” and “Executive Compensation—Description of Pension and Other Retirement Plans” on pages 60 and 61, respectively, of this proxy statement.

Nonqualified Deferred Compensation Plan

The Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, or the Employee Deferred Compensation Plan, enables participants to defer base salary and APP awards and provides benefits in excess of the maximum benefits that may be provided under the Savings Plan as a result of limits imposed by the Code. We refer to compensation in excess of those limits as “excess compensation.” All of the NEOs, except for Mr. Sgro, participate in the Employee Deferred Compensation Plan.

Generally, under the Employee Deferred Compensation Plan, a participant may elect to defer up to 20 percent of salary and up to 100 percent of the award paid under the APP. We provide matching contributions that differ depending on whether the participant was hired by us on or after January 1, 2006. For NEOs hired after January 1, 2006 (Mses. Story and Sullivan, and Mr. Warnock), we provide the matching contribution we would have made for the participant under the Savings Plan with respect to the participant’s excess compensation if the excess compensation had been taken into account under the Savings Plan. In addition, we make a defined contribution for the account of each of these participants generally equal to 5.25 percent of the sum of base salary that constitutes excess compensation and the award payable under the APP for the relevant plan year.

For each of Messrs. Lynch and Sgro, who was hired prior to January 1, 2006, our matching contribution is equal to 50 percent of salary deferrals up to a maximum of five percent of base salary; our contributions are more limited for each of Messrs. Lynch and Sgro due to his eligibility to participate in the AWWPP.

Each participant may allocate amounts credited to his or her account among several notional investments, and the value of the account will be increased or decreased to reflect deemed returns under the selected notional investments. The participant may elect to receive payment of deferred amounts in a lump sum or in annual installments, on or beginning at separation from service or a specified distribution date. See “Executive Compensation—2017 Nonqualified Deferred Compensation” on page 62 of this proxy statement for additional information.

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Executive Severance Policy

Under our Executive Severance Policy, adopted in 2008, we provide severance benefits to our NEOs. Our policy is designed to provide a clear statement of the rights of our executive officers if they are involuntarily terminated without cause. Among other things, the policy provides for 18 months and 12 months of salary continuation for our chief executive officer and each of the other NEOs, respectively, and a pro rata APP award for the year in which the termination date occurs to the extent a payment is earned under the terms of the APP. See “Executive Compensation—Potential Payments on Termination or Change in Control” beginning on page 63 of this proxy statement for further information.

Terms of Outstanding Equity Grants

2007 Omnibus Equity Compensation Plan

The unvested portion of outstanding stock options granted to our NEOs under our predecessor equity plan, the 2007 Omnibus Equity Compensation Plan, or the 2007 Omnibus Plan, will fully vest if a participant’s employment with us terminates on account of:

•	total disability, as determined by the Social Security Administration; or

•	normal retirement, defined as attaining age 62 and ten years of service.

2017 Omnibus Plan

Acknowledging that executives serving in our CEO, CFO and COO positions consistently make decisions that are both in our short- and long-term interests, in February 2018, the Compensation Committee approved changes to the retirement provisions of equity awards granted under the 2017 Omnibus Plan to persons serving in these roles. These changes affected awards granted on and after the date of the change and did not impact the terms of any prior equity award.

Except as contemplated by these retirement provisions, we will not accelerate the vesting of long-term equity awards granted under the 2017 Omnibus Plan on account of retirement of an executive serving in the CEO, CFO or COO roles. Where an executive has had at least three years of consecutive service in one or more of these positions, an equity award will continue to vest over the normal vesting schedule of the award following a separation of service involving the executive based upon either normal retirement or early retirement, as follows:

•	in the event of a normal retirement, defined as having attained age 60 and five years of service, an award will vest in full; and

•	in the event of an early retirement, defined as having attained age 55 and five years of service, 75 percent of each award will vest.

PSUs will continue to vest in accordance with their normal vesting schedule and shall be paid at the end of the three-year performance period based on actual performance.

Any stock option granted after these changes to an executive serving in the CEO, CFO and COO roles will remain exercisable for a period of two years after the retirement date.

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Change in Control Provisions in Equity Plans

Most of our compensation plans and policies do not contain change in control provisions affecting the compensation of our NEOs. However, under the terms of award agreements for awards granted under the 2007 Omnibus Plan, these equity awards generally would vest upon a change in control of American Water. In addition, certain of our contributions to the Employee Deferred Compensation Plan will vest upon a change in control. See “Executive Compensation—Potential Payments on Termination or Change in Control” beginning on page 63 of this proxy statement for further information.

In a change of control in which American Water is not the surviving entity, the 2017 Omnibus

Plan requires all unexercised options and other grants of awards thereunder to be assumed by or converted to similar awards of the acquirer company. The vesting of such assumed or converted awards will be accelerated only upon the termination of the participant’s employment within 12 months after the change in control other than for cause, death or disability. To the extent any such awards are not assumed or converted, option awards will become fully exercisable, all restrictions upon awards will lapse and all stock units will fully vest, upon the change in control. See “Executive Compensation—Potential Payments on Termination or Change in Control—Equity Awards—2017 Omnibus Plan” on page 65 of this proxy statement for further information.

Recovery of Incentive Compensation

In 2010, we instituted a policy governing the recovery of incentive compensation in the event of a material restatement of our financial results under specified circumstances. In addition, the terms of the APP and the 2017 Omnibus Plan specifically require that grants under those plans be subject to this policy. As a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010,

which requires the SEC to direct stock exchanges to implement an executive compensation “clawback” requirement on public companies, we will amend the policy if and when final implementing rules of the SEC and the NYSE are adopted and are effective to comply with these executive compensation recovery requirements.

Tax and Accounting Considerations

Tax Considerations

During 2017, under Section 162(m) of the Code, a public company was prohibited from deducting for federal income tax purposes compensation in excess of $1.0 million paid to that company’s principal executive officer and its three highest compensated executive officers (other than the principal executive officer or the principal financial officer), except that this prohibition did not generally apply to options or compensation that qualified as “performance-based compensation” as defined in regulations that had been adopted under Section 162(m).

For 2017, the payment of shares of common stock upon the vesting of PSUs granted under the 2017 Omnibus Plan, if determined solely by reference to the achievement of pre-established performance objectives, qualified as “performance-based compensation” under Section 162(m). RSU awards did not qualify as “performance-based compensation” because the awards vested on the basis of continued employment, rather than pre-established performance objectives.

Awards under the APP and taxable in 2017 were structured to qualify as “performance-based compensation” under Section 162(m), so long as the payment of the award was based on the achievement of pre-established performance objectives using performance criteria specified in the APP.

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The TCJA, which became law on December 22, 2017, amends Section 162(m). Beginning in 2018, we may not deduct compensation of more than $1.0 million paid to persons who are covered employees, which includes any individual who at any time during the taxable year is:

•	our principal executive officer;

•	our principal financial officer;

•	an employee who is one of the three highest compensated officers for the tax year, other than the principal executive officer or principal financial officer; or

•	any person who was a covered employee, as defined above, at any time after December 31, 2016.

The TCJA eliminates the performance-based compensation exception with respect to tax years beginning January 1, 2018. However, the TCJA provides a transition rule with respect to remuneration provided pursuant to a written binding contract that was in effect on November 2, 2017 and which was not materially modified after that date. The Compensation Committee is assessing the impact of the amendments to Section 162(m) and other changes contained in the TCJA on our executive compensation program, including any potential impact on the deductibility of amounts paid with respect to award opportunities granted under the APP and the LTPP prior to January 1, 2018.

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation plans are includable in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees may be subject to additional taxes, interest and penalties. Our nonqualified deferred compensation arrangements are intended to satisfy the requirements of Section 409A.

Accounting Considerations

RSU and PSU awards are accounted for based on their grant date fair value, as determined under ASC 718, which is recognized over the service or vesting period applicable to the grant.

Forfeitures are estimated, and the compensation cost of awards will be reversed if the employee does not remain employed by us throughout the service or vesting period.

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EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The following table sets forth information regarding the compensation of each of our NEOs for 2017.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Susan N. Story	2017	$920,984	$—	$2,250,048	$—	$970,094	$—	$215,949	$4,357,075
President and Chief Executive Officer	2016	$876,923	$—	$1,440,032	$359,999	$1,188,000	$—	$231,578	$4,096,532
	2015	$776,931	$—	$1,144,820	$280,003	$870,400	$—	$199,354	$3,271,508

Linda G. Sullivan	2017	$496,315	$—	$607,018	$—	$392,905	$—	$154,567	$1,650,805
Executive Vice President and Chief Financial Officer (7)	2016	$482,915	$—	$473,776	$118,449	$482,979	$—	$161,401	$1,719,520
	2015	$470,616	$—	$459,987	$115,003	$386,621	$—	$74,429	$1,506,656

Walter J. Lynch	2017	$568,193	$—	$831,491	$—	$465,365	$561,565	$80,113	$2,506,727
Executive Vice President and Chief Operating Officer (8)	2016	$551,146	$—	$648,884	$162,226	$576,366	$373,563	$84,785	$2,396,970
	2015	$537,120	$—	$643,958	$157,498	$457,414	$150,284	$81,452	$2,027,726

Michael A. Sgro	2017	$407,561	$—	$399,800	$—	$322,289	$915,642	$12,774	$2,058,066
Executive Vice President, General Counsel and Secretary (9)	2016	$396,985	$—	$312,005	$77,999	$344,545	$788,407	$12,185	$1,932,126
	2015	$352,109	$25,000	$275,994	$67,503	$187,386	$269,080	$6,302	$1,183,374

Loyd A. Warnock	2017	$384,479	$25,000	$341,406	$—	$201,884	$—	$100,592	$1,053,361
Senior Vice President, External Affairs and Business Development (10)	2016	$377,188	$—	$266,467	$66,612	$251,489	$—	$54,559	$1,016,315
	2015	$367,750	$—	$264,912	$64,801	$201,882	$—	$53,191	$952,536

(1)	In 2017, the following NEOs deferred a portion of their base salary under the Employee Deferred Compensation Plan: Mr. Lynch—$39,613 and Mr. Warnock—$19,185.

(2)	The amounts shown in this column reflect the aggregate grant date fair value of PSUs and RSUs granted to the NEOs. The grant date fair value of PSUs and RSUs granted in 2017 is as follows:

Name	PSUs	RSUs
Susan N. Story	$1,575,026	$675,022
Linda G. Sullivan	$424,920	$182,098
Walter J. Lynch	$582,044	$249,447
Michael A. Sgro	$279,882	$119,918
Loyd A. Warnock	$238,962	$102,444

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With respect to the PSUs, the amounts disclosed in the table above represent the grant date fair value based upon the target outcome of the performance conditions, determined at the grant date in accordance with ASC 718. See Note 9—Stock Based Compensation, in the Notes to the Consolidated Financial Statements in our 2017 Form 10-K for the assumptions that were made in determining grant date fair values of the PSU and RSU awards.

The following table shows the value of the PSU awards at the grant date, assuming the highest level of performance was achieved:

Name	Year	Grant Date Fair Value
Susan N. Story	2017	$3,150,052
	2016	$2,160,066
	2015	$1,513,440

Linda G. Sullivan	2017	$849,840
	2016	$710,668
	2015	$603,736

Walter J. Lynch	2017	$1,164,088
	2016	$973,320
	2015	$851,281

Michael A. Sgro	2017	$599,764
	2016	$468,042
	2015	$364,830

Loyd A. Warnock	2017	$477,924
	2016	$399,768
	2015	$350,236

(3)	In December 2016, the Compensation Committee approved a change to the LTPP to eliminate the issuance of stock options. The amounts shown in this column for fiscal years 2016 and 2015 reflect the grant date fair value of stock options granted to each of the NEOs, determined in accordance with ASC 718. See Note 9—Stock Based Compensation, in the Notes to the Consolidated Financial Statements in our 2017 Form 10-K for the assumptions that were made in determining grant date fair values of the stock options.

(4)	The amounts shown in this column constitute payments made under the APP with respect to each performance year, which are generally paid in March of the next calendar year. The following NEOs deferred a portion of their APP payment with respect to 2017 under the Employee Deferred Compensation Plan: Mr. Lynch—$186,146 and Mr. Warnock—$10,094.

(5)

The amounts shown in this column reflect the aggregate changes in the actuarial present values of accumulated benefits under our defined benefit pension plans. For further information on these pension plans, see “—Pension Benefits at December 31, 2017.” None of the NEOs received

54	American Water | 2018 Proxy Statement

“above-market” or “preferential” earnings (as defined by SEC regulation) under the Employee Deferred Compensation Plan.

(6)	The totals shown in this column for 2017 consist of:

Name	Savings Plan Company Match	Savings Plan Company Defined Contribution Account (a)	Company Contributions to Employee Deferred Compensation Plan (b)	Executive Physical	Dividend Equivalents (c)	Company- Paid Life Insurance	Total All Other Compensation
Susan N. Story	$10,600	$14,175	$85,107	$—	$105,606	$461	$215,949
Linda G. Sullivan	$10,800	$14,175	$32,509	$3,345	$93,277	$461	$154,567
Walter J. Lynch	$2,478	$—	$7,455	$—	$69,719	$461	$80,113
Michael A. Sgro	$4,728	$—	$—	$—	$7,585	$461	$12,774
Loyd A. Warnock	$10,800	$14,175	$29,264	$1,585	$44,307	$461	$100,592

(a)	The Defined Contribution Account is an account in the Savings Plan to which American Water contributes 5.25 percent of each eligible employee’s total cash compensation (which includes annual base salary and APP payouts), subject to Code limits on compensation that may be taken into account. Generally, only employees hired on or after January 1, 2006 are eligible for this contribution.

(b)	The amounts in this column represent matching contributions with respect to 2017 made by the Company to the NEOs’ accounts in the Employee Deferred Compensation Plan. These contributions are generally paid in the second quarter of the next calendar year. For further information on this plan, see “—2017 Nonqualified Deferred Compensation.”

(c)	Dividend equivalents are paid in cash with respect to PSUs and RSUs at such time, if ever, as the PSUs or RSUs are converted to common stock. Amounts in this column reflect PSU and RSU dividend equivalents that were paid out in 2017.

(7)	Ms. Sullivan served as our Senior Vice President and Chief Financial Officer until she became our Executive Vice President and Chief Financial Officer on January 1, 2016.

(8)	Mr. Lynch served as our President and Chief Operating Officer of Regulated Operations from February 26, 2010 until he became our Executive Vice President and Chief Operating Officer on January 1, 2016.

(9)	As of January 1, 2015 through February 17, 2015, Mr. Sgro served as our Interim General Counsel and Secretary. On February 18, 2015, he became our Senior Vice President, General Counsel and Secretary. He became our Executive Vice President, General Counsel and Secretary on January 1, 2016.

(10)	Mr. Warnock served as our Senior Vice President, External Affairs, Communications and Public Policy from April 28, 2014 until he became our Senior Vice President, External Affairs and Business Development on August 1, 2017.

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Comparison of Key Elements of Total Compensation

The table below provides a comparison of the key elements of total compensation for 2017 for each named executive officer, including the percentage of salary and bonus compared to total compensation. This section uses information contained in the 2017 Summary Compensation Table.

	Percentage of Total Compensation
Name	Total Salary and Bonus	Incentive Compensation	Change in Pension Value	Other
Susan N. Story	21.1%	73.9%	—	5.0%
Linda G. Sullivan	30.1%	60.6%	—	9.3%
Walter J. Lynch	22.7%	51.7%	22.4%	3.2%
Michael A. Sgro	19.8%	35.1%	44.5%	0.6%
Loyd A. Warnock	38.9%	51.6%	—	9.5%

Employment and Severance Agreements

Although we have entered into employment offer letters with Mses. Story and Sullivan and Messrs. Sgro and Warnock that specify the initial form and amount of compensation to be paid to a named executive officer, we do not have customary employment agreements for a fixed term that would require us to pay a named executive officer a specified amount of compensation over the term of his or her employment or, except as may be provided under our Executive Severance Policy or the terms of other plans, that provide an executive with specified benefits upon the termination of the executive’s employment. See “—Potential Payments on Termination or Change in Control” beginning on page 63 of this proxy statement for more information on these benefits.

In connection with his promotion to Senior Vice President and General Counsel, we entered into an employment offer letter with Mr. Sgro that established his base salary for 2015 at $375,000. We also increased his AIP award target from 30 percent to 50 percent and his LTIP target from 30 percent to 90 percent. Mr. Sgro is entitled to severance benefits under the Executive Severance Policy.

In connection with the commencement of his employment in April 2014, we entered into an employment offer letter with Mr. Warnock that established his base salary for 2014 at $360,000. We also paid a $220,000 cash sign-on bonus to Mr. Warnock and he received a sign-on grant of $220,000 in the form of RSUs, which vested on January 1, 2017. In addition, we granted AIP and LTIP awards to Mr. Warnock for the full 2014 year, without proration, and his target payout under the AIP and the LTIP for 2014 was set at 50 percent and 90 percent of annual base salary, respectively. We also agreed that, if the Compensation Committee grants awards to eligible employees in 2018 or 2019, any such grants made to Mr. Warnock will vest on January 1, 2020. We made these accommodations in light of the benefits provided by his former employer that he forfeited by accepting employment with us. In February 2018, we and Mr. Warnock amended this provision to also include grants made in 2020 and to change the vesting date to January 1, 2021. Furthermore, Mr. Warnock is entitled to severance benefits under the Executive Severance Policy.

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2017 Grants of Plan-Based Awards

The following table provides certain information regarding plan-based awards granted to our NEOs during the fiscal year ended December 31, 2017:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Susan N. Story
APP	1/25/2017	$925,000	$1,850,000	—	—	—	—	—
PSU	2/14/2017	—	—	2,704	10,816	21,632	—	$787,513
PSU	2/14/2017	—	—	2,704	10,816	21,632	—	$787,513
RSU	2/14/2017	—	—	—	—	—	9,271	$675,022
Linda G. Sullivan
APP	1/25/2017	$374,642	$749,284	—	—	—	—	—
PSU	2/14/2017	—	—	730	2,918	5,836	—	$212,460
PSU	2/14/2017	—	—	730	2,918	5,836	—	$212,460
RSU	2/14/2017	—	—	—	—	—	2,501	$182,098
Walter J. Lynch
APP	1/25/2017	$427,055	$854,110	—	—	—	—	—
PSU	2/14/2017	—	—	999	3,997	7,994	—	$291,022
PSU	2/14/2017	—	—	999	3,997	7,994	—	$291,022
RSU	2/14/2017	—	—	—	—	—	3,426	$249,447
Michael A. Sgro
APP	1/25/2017	$307,308	$614,616	—	—	—	—	—
PSU	2/14/2017	—	—	481	1,922	3,844	—	$139,941
PSU	2/14/2017	—	—	481	1,922	3,844	—	$139,941
RSU	2/14/2017	—	—	—	—	—	1,647	$119,918
Loyd A. Warnock
APP	1/25/2017	$192,500	$385,000	—	—	—	—	—
PSU	2/14/2017	—	—	410	1,641	3,282	—	$119,481
PSU	2/14/2017	—	—	410	1,641	3,282	—	$119,481
RSU	2/14/2017	—	—	—	—	—	1,407	$102,444

(1)	These columns present target and maximum APP payout opportunities. The actual payments that were made under the APP for 2017 performance are shown in the 2017 Summary Compensation Table. There is no specified minimum award for participants in the APP, and therefore we did not include a column in the table for the threshold amount of such award. For further information on the APP, see “Compensation Discussion and Analysis—2017 Compensation —2017 Annual Performance Plan” on page 40 of this proxy statement.

(2)	These columns present threshold, target and maximum payout opportunities under the LTPP with respect to our PSUs. For further information on the LTPP, under which the PSUs were granted, see “Compensation Discussion and Analysis—2017 Compensation—2017 Long-Term Performance Plan” on page 44 of this proxy statement.

(3)	This column reflects grants of RSUs. For further information on the LTPP, under which the RSUs were granted, see “Compensation Discussion and Analysis—2017 Compensation—2017 Long-Term Performance Plan” on page 44 of this proxy statement.

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(4)	This column represents the grant date fair values of the PSUs and RSUs, determined in accordance with ASC 718. See footnote (2) to the 2017 Summary Compensation Table for additional information.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information regarding equity awards held by our NEOs at December 31, 2017.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Susan N. Story
	4/1/2013	28,457	—	$41.27	12/31/2019	—	$—	—	$—
	2/20/2014	29,944	—	$44.06	12/31/2020	—	$—	—	$—
	5/9/2014	14,966	—	$46.26	12/31/2020	—	$—	—	$—
	2/17/2015	30,059	15,030	$52.75	12/31/2021	1,770	$161,937	14,843	$1,357,986
	2/16/2016	18,209	36,419	$65.15	12/31/2022	3,684	$337,049	15,313	$1,400,986
	2/14/2017	—	—	—	—	9,271	$848,204	21,632	$1,979,112
Linda G. Sullivan
	4/28/2014	21,780	—	$46.45	12/31/2020	—	$—	—	$—
	2/17/2015	12,346	6,173	$52.75	12/31/2021	727	$66,513	6,096	$557,723
	2/16/2016	5,991	11,983	$65.15	12/31/2022	1,212	$110,886	5,038	$460,927
	2/14/2017	—	—	—	—	2,501	$228,816	5,836	$533,936
Walter J. Lynch
	2/20/2014	23,545	—	$44.06	12/31/2020	—	$—	—	$—
	2/17/2015	16,908	8,454	$52.75	12/31/2021	996	$91,124	8,349	$763,850
	2/16/2016	8,205	16,412	$65.15	12/31/2022	1,660	$151,873	6,900	$631,281
	2/14/2017	—	—	—	—	3,426	$313,445	7,994	$731,371
Michael A. Sgro
	2/17/2015	7,246	3,624	$52.75	12/31/2021	427	$39,066	3,578	$327,351
	2/16/2016	3,945	7,891	$65.15	12/31/2022	798	$73,009	3,318	$303,564
	2/14/2017	—	—	—	—	1,647	$150,684	3,844	$351,688
Loyd A. Warnock
	4/28/2014	5,464	—	$46.45	12/31/2020	—	$—	—	$—
	2/17/2015	3,841	3,479	$52.75	12/31/2021	410	$37,511	3,435	$314,268
	2/16/2016	3,369	6,739	$65.15	12/31/2022	682	$62,396	2,834	$259,283
	2/14/2017	—	—	—	—	1,407	$128,726	3,282	$300,270

(1)	In December 2016, the Compensation Committee approved a change to the LTPP to eliminate the issuance of stock options. The options granted in 2013 through 2016 vest in equal increments on January 1 of each of the three years next following the year in which the options were granted.

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(2)	This column reflects RSUs that are not subject to performance conditions and will vest in equal increments on January 1 of each of the three years next following the year in which the RSUs were granted, and subject to continued employment through each vesting date.

(3)	The market value of the RSUs and PSUs is based on the $91.49 closing price of a share of common stock on December 29, 2017, as reported by the NYSE.

(4)	This column reflects PSUs that are subject to performance conditions and time-vest in equal increments on January 1 of each of the three years next following the year in which the PSUs were granted, subject to continued employment through each such time-vesting date. The number of shares disclosed in this column represents the amount of shares that vest if target performance is achieved.

2017 Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options and vesting of RSUs and PSUs held by our NEOs, each during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Valued Realized on Vesting ($)(2)
Susan N. Story	—	$—	28,616	$2,055,787
Linda G. Sullivan	—	$—	25,590	$1,837,386
Walter J. Lynch	30,169	$1,260,254	18,235	$1,309,723
Michael A. Sgro	841	$38,636	2,276	$163,829
Loyd A. Warnock	—	$—	12,203	$879,007

(1)	Based on the difference between the closing price of a share of common stock on the date of exercise and the exercise price of each option.

(2)	Represents the aggregate market value of the shares realized on vesting, calculated by multiplying the vested number of shares by the closing price of a share of common stock on the date the applicable RSUs or PSUs vested (or on the last trading day prior thereto when the vesting occurs on a non-trading day).

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Pension Benefits at December 31, 2017

The following table provides certain information regarding pension benefits for each of our NEOs at December 31, 2017.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Susan N. Story	N/A (2)	N/A	N/A	N/A
Linda G. Sullivan	N/A (2)	N/A	N/A	N/A
Walter J. Lynch (3)	ERP	13	$1,854,316	N/A
	AWWPP	13	$659,413	N/A
Michael A. Sgro	ERP	24	$1,984,122	N/A
	AWWPP	24	$1,675,388	N/A
Loyd A. Warnock	N/A (2)	N/A	N/A	N/A

(1)	Amounts shown reflect the present value of the accumulated benefit as of December 31, 2017. All amounts for the AWWPP and the ERP were determined using the same interest and mortality assumptions as those used for financial reporting purposes. The following assumptions were used to calculate pension values at the following measurement dates:

•	In 2016, for discounting annuity payments, we used a discount rate of 4.28 percent and mortality table of RP2016 projected using Scale BB2D generational, and for calculating lump sums, we used an interest rate of 4.28 percent and the RP2000 static unisex table for 2016.

•	In 2017, for discounting annuity payments, we used a discount rate of 3.75 percent and mortality table of RP2014 projected using Scale MP2017 generational, and for calculating lump sums, we used an interest rate of 3.75 percent and the IRS Prescribed Table for Lump Sums for 2017.

(2)	Since Mses. Story and Sullivan and Mr. Warnock were hired after 2005, they do not participate in the AWWPP or the ERP.

(3)	Mr. Lynch is eligible for a subsidized early retirement benefit payable in the form of an annuity under the provisions of the AWWPP and the ERP.

For further information on American Water’s defined benefit pension plans, see “—Potential Payments on Termination or Change in Control—AWWPP and ERP.”

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Description of Pension and Other Retirement Plans

AWWPP

The AWWPP is a qualified pension plan that is generally available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP generally provides participants hired on or after July 1, 2001 but before January 1, 2006 with a pension benefit equal to 1.6 percent of final average pay multiplied by years of service.

For participants hired prior to July 1, 2001, including Messrs. Lynch and Sgro, the AWWPP provides a grandfathered benefit. For years of service beginning prior to July 1, 2001, the grandfathered benefit is calculated to be:

•	1.85 percent of the final average pay up to the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus

•	2.1 percent of final average pay in excess of the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus

•	0.7 percent of final average pay multiplied by years of service in excess of 25.

For years of service beginning July 1, 2001 or later, the grandfathered benefit is calculated to be:

•	1.6 percent of final average pay up to the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus

•	2.1 percent of final average pay in excess of the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus

•	1.6 percent of final average pay multiplied by years of service in excess of 25.

Final average pay is defined for purposes of the plan as the average sum of base pay plus annual incentive payout for the highest 60 months out of the final 120 months of employment. Normal retirement is defined as age 65, and early retirement eligibility is satisfied when an employee’s age is at least 55 and the employee has attained a service requirement that varies based on whether the employee is in a grandfathered group and, if so, the location of such group. Benefits vest in the AWWPP upon completion of five years of service.

Messrs. Lynch and Sgro, our named executive officers who participate in the AWWPP, are vested in their pension benefits. The normal form of payment is a single life annuity for single participants and a 50 percent joint and survivor annuity for married participants. The 50 percent joint and survivor annuity benefit amount is determined to be actuarially equivalent to the single life annuity amount. There is a reduction in benefits for early retirement for participants other than those who retire at age 62 or older with specified service levels, such as 20 years of service for someone who is age 62.

ERP

The ERP is a nonqualified defined benefit pension plan that is available to eligible employees who commenced employment with us prior to January 1, 2006. The ERP provides benefits under a restoration formula that mirrors the benefit formulas under the AWWPP, but without the pay and benefit payment limitations that are applicable to the AWWPP under the Code and including deferred compensation in calculating final average pay. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans. Messrs. Lynch and Sgro participate in this nonqualified pension plan and are entitled to the greater of the benefits determined pursuant to the restoration formula under the ERP and the benefits determined pursuant to his prior nonqualified plan formulas. Messrs. Lynch and

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Sgro are vested in this nonqualified pension benefit. Upon retirement, nonqualified plan benefits are payable as a lump sum unless the participant has elected an alternate form of payment pursuant to regulations under Section 409A of the Code. Each of Messrs. Lynch and Sgro will receive his benefits as an annuity. Upon voluntary termination of employment prior to eligibility for early or normal retirement, nonqualified benefits are payable as deferred (to age 65) annuities or lump sum equivalents of such deferred annuities. All nonqualified plan lump sums are calculated as the present value of deferred or immediate single life annuities.

2017 Nonqualified Deferred Compensation

The following table provides certain information regarding the nonqualified deferred compensation benefits of each of our NEOs for 2017.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Susan N. Story	$—	$85,107	$716,228	$—	$4,471,455
Linda G. Sullivan	$—	$32,509	$39,434	$—	$315,524
Walter J. Lynch	$225,759	$7,455	$159,484	$(22,316)	$1,185,269
Michael A. Sgro	$—	$—	$—	$—	$—
Loyd A. Warnock	$29,279	$29,264	$11,914	$—	$157,246

(1)	The following amounts in this column are also reported as compensation to the NEOs in the 2017 Summary Compensation Table in the columns indicated:

Name	Salary	Non-Equity Incentive Plan Compensation
Susan N. Story	$—	$—
Linda G. Sullivan	$—	$—
Walter J. Lynch	$39,613	$186,146
Michael A. Sgro	$—	$—
Loyd A. Warnock	$19,185	$10,094

(2)	The amounts in this column are also reported as compensation to the NEOs in the 2017 Summary Compensation Table in the “All Other Compensation” column.

(3)	The following amounts were reported in the Summary Compensation Table in previous years as compensation to the listed NEOs: Ms. Story—$3,503,560; Ms. Sullivan—$228,668; Mr. Lynch—$670,873; and Mr. Warnock—$85,011.

Description of the Employee Deferred Compensation Plan

For our named executive officers, the Employee Deferred Compensation Plan permits the deferral of up to 20 percent of a participant’s base salary and up to 100 percent of bonus each year on a tax-advantaged basis. It also provides for annual matching contributions

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determined by the following formula for our named executive officers hired on or after January 1, 2006, namely Mses. Story and Sullivan, and Mr. Warnock:

•	the sum of:
▪	100 percent of a participant’s voluntary deferrals for the year, up to a maximum of three percent of the sum of the participant’s base salary and bonus, and
▪	50 percent of a participant’s voluntary deferrals for the year, up to a maximum of the next two percent of the sum of the participant’s base salary and bonus, less
•	the maximum amount of matching contributions that the participant is eligible to receive under the Savings Plan for the year.

In addition, we make annual contributions for our named executive officers hired on or after January 1, 2006, equal to the sum of:

•	5.25 percent of the NEO’s base salary in excess of the dollar limitation in effect under Section 401(a)(17) of the Code with respect to the year; and
•	5.25 percent of the NEO’s bonus.

For our named executive officers hired before January 1, 2006, namely Messrs. Lynch and Sgro, the matching contribution formula is:

•	50 percent of a participant’s base salary deferrals for the year, up to a maximum of five percent of the participant’s base salary, less
•	the maximum amount of matching contributions that the participant is eligible to receive under the Savings Plan for the year.

A participant’s deferred compensation accounts are credited with returns in accordance with the deemed investment options, consistent with those offered under the Savings Plan, as elected by the participant from time to time at the participant’s discretion. For 2017, these deemed investment options experienced annual rates of returns of between 0.81 percent and 36.59 percent.

Participants are immediately vested in all contributions to the Employee Deferred Compensation Plan, except for the 5.25 percent annual contributions, which vest at the earliest of:

•	completion of five years of service;
•	attainment of age 65;
•	death; or
•	a change in control.

Participants may elect to receive their account balances at any of the following times:

•	a separation from service; or
•	a specified distribution date.

Participants may elect to take a distribution of their accounts in the form of a lump sum or in annual installments paid over a period of between two and 10 years.

Potential Payments on Termination or Change in Control

This section describes the plans and arrangements that provide for payments to the named executive officers in connection with the termination of the executive’s employment, a change in control of American Water or a change in the executive’s responsibilities.

Executive Severance Policy

Our Executive Severance Policy provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause.

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The determination of whether an executive’s employment is terminated for cause will be made at the sole discretion of the Board. Under the policy, our CEO will receive 18 months and other NEOs will receive 12 months of their base salary, in the form of base salary continuation. Each NEO will also receive a pro rata APP award for the year in which the termination occurs to the extent a payment is earned under the terms of the APP.

Eligible executives are entitled to continued health, dental and vision coverage based on their years of service, in the amount of eight weeks of coverage for less than five years of service, 12 weeks of coverage for at least five years but less than 10 years of service and

16 weeks of coverage for 10 or more years of service. They are also entitled to life insurance coverage and continued participation in the employee assistance plan for the number of months of their severance benefits, as well as 12 months of outplacement services. Executives also receive credit for their severance period for purposes of vesting under the ERP. In order to receive severance benefits under the Executive Severance Policy, an executive must sign a release and waiver of any claims against American Water and agree to certain restrictive covenants. Severance benefits payable under the Executive Severance Policy will be offset and reduced by any other severance benefits payable under any employment agreement or otherwise.

Employee Deferred Compensation Plan

A summary of the terms of the Employee Deferred Compensation Plan is provided above under “—Description of the Employee Deferred Compensation Plan.” This section describes the payments that would be made under that plan upon various types of termination. NEOs are immediately vested in all their contributions to the Employee Deferred Compensation Plan, and become vested in our 5.25 percent annual contributions upon completion of five years of service, attainment of age 65, a change of control or death. A participant who is terminated for other than cause will receive the participant’s vested portion of his or her account balance.

Upon a termination for cause, all employer contributions to this plan would be forfeited by the participant, but the participant would still be entitled to his or her elective deferrals, matching contributions and related income. Payments of vested amounts will be made at the time and in the form elected by the participant, except that a lump-sum distribution of vested amounts will be paid upon death. The tables below under “—Quantification of Potential Payments on Termination or Change in Control” in this section reflect the amounts each named executive officer would have been entitled to receive given a termination on December 31, 2017.

AWWPP and ERP

Our retirement plans are described above under “—Pension Benefits at December 31, 2017.” This section describes the payments that would be made under the retirement plans upon various types of termination of employment.

Voluntary and involuntary terminations of employment—Each of Messrs. Lynch and Sgro would have been entitled to benefits from the AWWPP and the ERP, upon voluntary or involuntary termination of employment at December 31, 2017. Mr. Lynch’s annual

AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 56, is $23,894. Mr. Lynch would also receive an annual ERP benefit of $66,388 as of December 31, 2017. Mr. Sgro’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 60, is $90,145 as of December 31, 2017. Mr. Sgro would also receive an annual ERP benefit of $106,756 as of December 31, 2017.

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Retirement—At December 31, 2017, Messrs. Lynch and Sgro were eligible for early retirement benefits under the AWWPP and the ERP as described in the previous section.

Disability—Benefits payable upon a termination of employment as a result of a disability are determined under the AWWPP and the ERP in the same manner as benefits payable upon early retirement, except that disability benefits are payable immediately and without reduction for early commencement. AWWPP benefits are payable as annuities; ERP disability benefits are payable as lump sums unless the participant has elected an alternate form of payment. Messrs. Lynch and Sgro, each of whom has completed the required 10 years of service, qualify for disability benefits.

Death—If each of Messrs. Lynch or Sgro had died on December 31, 2017, his surviving spouse or named beneficiary would have received benefits under the AWWPP and the ERP calculated as if he had immediately elected a 100 percent joint and survivor annuity. The benefit under the AWWPP would have been equivalent to that payable to him as an immediate annuity based on his current age early retirement factor, in the form of a 100 percent joint and survivor factor based on his and his survivors’ current age. The benefit under the ERP would have been paid as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP.

For purposes of reporting these benefits in the termination tables below, we assumed that Mr. Lynch was married and his spouse was the same age as Mr. Lynch, and for Mr. Sgro we assumed he was married and used his spouse’s actual age.

Equity Awards

2017 Omnibus Plan

In a change of control in which American Water is not the surviving entity, the 2017 Omnibus Plan requires all unexercised options and other grants of awards thereunder to be assumed by or converted to similar options or awards of the acquirer company. To the extent any such options or awards are not assumed or converted, then all such options become fully exercisable, all restrictions upon awards will lapse and all stock units will fully vest, upon the change of control.

If the participant’s employment terminates other than for cause, death or disability within 12 months after the change of control, then at such termination date:

•	all awards will be accelerated;

•	all restrictions and conditions upon awards will lapse; and

•	all stock units will be fully vested.

Notwithstanding the foregoing, in the event of a change of control, the Compensation Committee may take any of the following actions with respect to any outstanding grants:

•	accelerate all outstanding options;

•	lapse all restrictions and conditions on outstanding stock awards;

•	vest all outstanding stock units;

•	require participants to surrender their outstanding options in exchange for payment;

•	terminate any unexercised options after giving participants an opportunity to exercise their options; or

•	determine that participants receive a payment in settlement of outstanding stock awards, stock units, dividend equivalents or other stock-based awards.

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2007 Omnibus Plan

Vesting of our stock options, PSU and RSU awards under the 2007 Omnibus Plan will be accelerated or forfeited upon certain events as follows:

•	All stock options will vest in full upon a participant’s death or disability, or upon a change of control.

•	Upon a change of control, RSUs will vest in full and PSUs will performance-vest with respect to the portions of a PSU award that has already time-vested, based upon the assumption that target performance is achieved.

•	Upon death or disability, the PSUs will ultimately performance-vest with respect to the tranches of PSU awards that already have time-vested, based upon actual performance as determined at the end of the performance period.

•	All unvested RSUs for NEOs will be immediately forfeited upon death or disability.

Quantification of Potential Payments on Termination or Change in Control

The following tables quantify the potential payments and benefits to which the named executive officers would have been entitled to receive if one of several different termination of employment or change in control events occurred on December 31, 2017. The amounts shown in the tables do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to non-union employees generally upon a termination of employment, including accrued salary and vacation pay, Savings Plan benefits, continued health and welfare coverage following an involuntary termination of employment and coverage under COBRA. All employees are also entitled to life insurance benefits of up to 1.5 times base salary, up to a maximum amount of $200,000, if death occurs while actively employed, which benefit is also not included in the tables below.

With regard to all options and RSUs subject to time-based vesting at December 31, 2017, the assumed values of the awards are shown in the table in the applicable columns. With regard to PSUs that remain subject to performance-based vesting following the acceleration of time vesting, we have assumed that shares will be issued in respect of the PSUs based on target performance, and that dividend equivalents will continue to accrue through the duration of the applicable performance period. The value of each stock option as to which vesting is accelerated is assumed to be equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share and $91.49, the closing price of our common stock as reported on the NYSE on December 29, 2017. For RSUs and PSUs, the value shown in the table is based on the number of RSUs or PSUs multiplied by $91.49. In addition, the value of accumulated dividends (and, for awards that remain subject to performance conditions through the end of the performance period, expected dividends for the remainder of the performance period) was included.

66	American Water | 2018 Proxy Statement

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Susan N. Story	Cash Severance	$—	$—	$2,312,500	$—	$—	$2,312,500	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$4,067,512	$4,067,512	$4,067,512	$4,067,512	$—	$4,392,606	$4,067,512	$4,392,606	$4,392,606
	Nonqualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Qualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Life Insurance and Employee Assistance Program	$—	$—	$461	$—	$—	$461	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$1,541,539	$1,541,539	$1,541,539	$1,541,539
	RSUs and PSUs	$—	$—	$—	$—	$—	$6,267,290	$1,440,776	$1,440,776	$6,267,290

	Total	$4,067,512	$4,067,512	$6,395,473	$4,067,512	$—	$14,514,396	$7,049,827	$7,374,921	$12,201,435

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Linda G. Sullivan	Cash Severance	$—	$—	$874,164	$—	$—	$874,164	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$177,805	$177,805	$177,805	$177,805	$—	$294,896	$177,805	$294,896	$294,896
	Nonqualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Qualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Life Insurance and Employee Assistance Program	$—	$—	$461	$—	$—	$461	$—	$—	$—
	Options	$—	$—	—	$—	$—	$554,774	$554,774	$554,774	$554,774
	RSUs and PSUs	$—	$—	$—	$—	$—	$2,021,712	$551,538	$551,538	$2,021,712

	Total	$177,805	$177,805	$1,067,430	$177,805	$—	$3,746,007	$1,284,117	$1,401,208	$2,871,382

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Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Walter J. Lynch	Cash Severance	$—	$—	$996,461	$—	$—	$996,461	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$999,123	$999,123	$999,123	$999,123	$—	$999,123	$999,123	$999,123	$999,123
	Nonqualified Pension Benefits	$1,210,578	$1,210,578	$1,210,578	$1,210,578	$1,210,578	$1,210,578	$2,612,947	$1,061,110	$1,210,578
	Qualified Pension Benefits	$426,689	$426,689	$426,689	$426,689	$426,689	$426,689	$920,978	$398,255	$426,689
	Life Insurance and Employee Assistance Program	$—	$—	$461	$—	$—	$461	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$759,800	$759,800	$759,800	$759,800
	RSUs and PSUs	$—	$—	$—	$—	$—	$2,769,110	$755,424	$755,424	$2,769,110

	Total	$2,636,390	$2,636,390	$3,648,312	$2,636,390	$1,637,267	$7,162,222	$6,048,272	$3,973,712	$6,165,300

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Michael A. Sgro	Cash Severance	$—	$—	$717,052	$—	$—	$717,052	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Nonqualified Pension Benefits	$1,788,309	$1,788,309	$1,788,309	$1,788,309	$1,788,309	$1,788,309	$2,226,203	$1,577,411	$1,788,309
	Qualified Pension Benefits	$1,510,043	$1,510,043	$1,510,043	$1,510,043	$1,510,043	$1,510,043	$1,879,800	$1,400,458	$1,510,043
	Life Insurance and Employee Assistance Program	$—	$—	$461	$—	$—	$461	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$348,243	$348,243	$348,243	$348,243
	RSUs and PSUs	$—	$—	$—	$—	$—	$1,284,637	$335,303	$335,303	$1,284,637

	Total	$3,298,352	$3,298,352	$4,030,865	$3,298,352	$3,298,352	$5,648,745	$4,789,549	$3,661,415	$4,931,232

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Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)
Loyd A. Warnock	Cash Severance	$—	$—	$577,500	$—	$—	$577,500	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—
	Deferred Compensation Benefits	$72,018	$72,018	$72,018	$72,018	$—	$128,477	$72,018	$128,477	$128,477
	Nonqualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Qualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—
	Life Insurance and Employee Assistance Program	$—	$—	$461	$—	$—	$461	$—	$—	$—
	Options	$—	$—	—	$—	$—	$312,282	$312,282	$312,282	$312,282
	RSUs and PSUs	$—	$—	$—	$—	$—	$1,137,873	$310,677	$310,677	$1,137,873

	Total	$72,018	$72,018	$664,979	$72,018	$—	$2,156,593	$694,977	$751,436	$1,578,632

(1)	Pension and deferred compensation amounts shown in this column assume a termination of employment (other than an involuntary termination for cause) following a change in control. PSU amounts shown in this column are payable upon a change in control, without a termination of employment.

CEO Pay Ratio

The Compensation Committee reviewed a comparison of our CEO total compensation for fiscal year 2017 as reported in the Summary Compensation Table of this proxy statement to the median annual total compensation of our U.S. employees for the same period. Our CEO to median employee pay ratio was calculated in a manner we believe to be consistent with Item 402(u) of Regulation S-K. In this regard:

•	We identified the median employee by examining the 2017 base salary or wages plus overtime pay, as applicable, for all individuals, excluding our CEO, located in the United States who were employed by us on December 31, 2017. We believe the use of base salary and wages plus overtime pay represents a consistently applied measure of compensation paid across our entire employee base.

•	We included 6,711 employees located in the United States as of December 31, 2017,

which includes full-time, part-time, seasonal and temporary employees. This number does not include 18 employees (representing less than 5 percent of our total employee population as of that date) located in Canada. We did not have any other employees located outside of the United States as of December 31, 2017.

•	We did not include leased employees or independent contractors.

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•	We did not make any assumptions, adjustments (such as cost-of-living adjustments) or estimates with respect to base salary and wages plus overtime pay other than annualizing the compensation of permanent employees that were employed as of December 31, 2017 but were employed for less than the full year.

After identifying the median employee based on 2017 base salary or wages plus overtime pay, as applicable, we calculated the annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the 2017 Summary Compensation Table.

The annual total compensation for fiscal year 2017 for our CEO and for the median employee was $4,357,075 and $81,999, respectively. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2017 is 53 to 1.

As contemplated by Item 402(u) of Regulation S-K and related interpretations, we relied on methods and assumptions that we determined to be reasonable and appropriate for this calculation. Other public companies may use different methods and assumptions. It may therefore be difficult, for this and other reasons, to compare our reported ratio to those reported by other companies.

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COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

Mr. Evanson and Mses. Hagen and Johnson served as members of the Compensation Committee during fiscal year 2017. With respect to interlocks and insider participation involving members of our Compensation Committee:

•	None of these individuals was an officer or employee of us or any of our subsidiaries during fiscal year 2017 or any prior fiscal year.

•	None of these individuals had any relationship with us or any of our subsidiaries during 2017 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons.

•	None of our executive officers served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served as a member of the Board or the Compensation Committee during fiscal year 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity compensation plans as of December 31, 2017.

	[a]	[b]	[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a])
Equity compensation plans approved by security holders	1,080,889(1)	$53.51(2)	9,146,455	(3)

Equity compensation plans not approved by security holders	—	—	—

Total	1,080,889(1)	$53.51(2)	9,146,455

(1)	Represents the number of shares of common stock subject to outstanding awards under the 2007 Omnibus Plan and the 2017 Omnibus Plan, including RSU awards and the target number of shares issuable under PSU awards, as of December 31, 2017.
(2)	Represents the weighted-average exercise price as to options issued under the 2007 Omnibus Plan to purchase in the aggregate 711,171 shares of common stock. Since RSU and PSU awards under the 2007 Omnibus Plan or the 2017 Omnibus Plan do not have an exercise price, the weighted-average exercise price in column (b) does not take these awards into account.
(3)	Includes the balance of shares issuable under the current American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan, which was approved by our stockholders on May 12, 2017. During the purchase period beginning December 1, 2017 and ending February 28, 2018, 22,152 shares were subject to purchase, which shares have not been deducted from this amount.

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AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of American Water’s financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for American Water’s internal controls, financial reporting process and compliance with legal and regulatory requirements. PricewaterhouseCoopers LLP, American Water’s independent registered public accounting firm, is responsible for performing an independent audit of American Water’s consolidated financial statements and for issuing a report on these financial statements and on the effectiveness of American Water’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the fiscal year ended December 31, 2017.

2.	The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP our system of internal control over financial reporting.
3.	The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301, “Communications with Audit Committees.”

4.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in American Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Respectfully submitted,

Martha Clark Goss (Chair)

Veronica M. Hagen

Karl F. Kurz

72	American Water | 2018 Proxy Statement

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm.

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for American Water during the fiscal year ending December 31, 2018. PricewaterhouseCoopers LLP has served as our auditor since 1948. The Audit Committee and the Board have recommended that the stockholders ratify this appointment.

The Audit Committee and its Chair are also involved in and approve the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. Rotation of the current audit partner is to occur during 2018. The Audit Committee and the Board believe that the continued retention of

PricewaterhouseCoopers LLP as the Company’s independent auditor is in the best interests of the Company and its stockholders. Although stockholder ratification is not required by our organizational documents, or applicable law, the Board believes that it is a sound corporate governance practice to seek stockholder ratification of the appointment of PricewaterhouseCoopers LLP.

If our stockholders fail to ratify this appointment, the Audit Committee may reconsider its selection; however, it is under no obligation to engage a different auditing firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and our stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders at the meeting.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment, by the Audit Committee, of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2018.

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FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees paid to PricewaterhouseCoopers LLP for professional services rendered with respect to 2017 and 2016. All of the services described in the footnotes to the table below were approved in advance by the Audit Committee, in accordance with its policy on the pre-approval of services to be provided by our independent registered public accounting firm.

	Fiscal Year 2017	Fiscal Year 2016
Audit Fees (1)	$3,416,000	$3,197,000
Audit-Related Fees (2)	100,000	7,500
Tax Fees (3)	195,000	244,045
All Other Fees (4)	8,000	97,311

Total	$3,719,000	$3,545,856

(1)	Represents fees for professional services rendered in connection with the Company’s annual consolidated financial statements, interim financial statements included in our Forms 10-Q, annual subsidiary audits and services in connection with comfort letters, consents and procedures related to documents filed with the SEC.
(2)	Represents fees for professional services rendered in connection with the implementation of new audit standards and consent procedures related to private bond offerings.
(3)	Represents fees for professional services in connection with the review of the Company’s federal and state tax returns and tax advice related to tax compliance, tax planning and tax refund claims.
(4)	Represents fees for software licensing fees for disclosure checklists, accounting research tools and consulting services.

PRE-APPROVAL OF SERVICES PROVIDED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is required to approve in advance all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm. As permitted by the Company’s pre-approval policy, the Audit Committee has delegated to its Chair the authority to pre-approve audit and permitted non-audit services to be provided by its independent registered public accounting firm and associated fees up to $50,000 in the aggregate. The Chair of the Audit Committee must report any pre-approval of services pursuant to this delegated authority to the full Audit Committee at its next regularly scheduled meeting following the pre-approval, which report then resets the authority limit to $50,000.

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PROPOSAL 4

STOCKHOLDER PROPOSAL:

HUMAN RIGHT TO WATER AND SANITATION

NorthStar Asset Management, Inc. Funded Pension Plan has requested us to include the proposal below in this proxy statement and has indicated that, as of the date it submitted this proposal, it beneficially owned 226 shares of common stock. We will provide the address of the proponent promptly upon the oral or written request of a stockholder. The proponent is responsible for the content of this proposal, for which we and the Board do not accept any responsibility.

Human Right to Water and Sanitation

WHEREAS:

American Water Works’ (AWK) Corporate Responsibility Report states the Company’s “support [of] the United Nations’ declaration of access to clean water and sanitation as a human right,” however it also asserts that human rights are not a material risk for the company:

“[W]ith most of our operations situated in the U.S., and working within a strong regulatory framework, human rights are constitutionally protected, and do not constitute a material risk for us...”

The United Nations defines the human right to water and sanitation (HRWS) as ensuring safe, sufficient, acceptable, physically accessible, and affordable water for personal and domestic use. Through a special UN initiative including leading corporations, the CEO Water Mandate states “a company needs to track its responses to impacts on the human right to water and sanitation in order to evaluate whether its efforts to prevent and address negative impacts are effective”;

While our Corporate Responsibility Report notes “regular engagement ... with our stakeholders,” the Company’s existing reporting does not adequately allow shareholders or communities to understand key trends, challenges, or progress on the HRWS at our company, the largest publicly traded U.S. water and wastewater utility;

SUBSTANTIAL HRWS CONCERNS:

Recent years’ reports show the HRWS is implicated frequently in incidents involving our company:

•	A class action lawsuit regarding poisoned drinking water for hundreds of thousands of citizens after another company’s chemical spill (Charleston, WV), tentatively settled in Sept. 2017 for $151 million;

•	EPA findings that water supplied to a Texas community exceeded uranium maximum contaminant levels;

•	Fines for improperly dumping arsenic sludge (California);

•	Reports that our company sought rate increases up to 28%;

•	Provision of services to hydraulic fracturing operations which are perceived as threatening the sufficiency or quality of water supplies;

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The proponent believes that these and other developments raise potential material operational and reputational risks for our Company.

RESOLVED: Shareholders request that the Board of Directors issue a report to shareholders, omitting proprietary information and at a reasonable cost, tracking our Company’s impacts and responses on the human right to water and sanitation.

SUPPORTING STATEMENT: Shareholders suggest the report include narrative and key performance indicators such as:

•	Whether/how the Company identifies any business partners with poor track records or protection policies on human rights and/or environment;

•	How the Company addresses risks to the HRWS arising from such relationships;

•	The most significant events or challenges implicating the HRWS within the past year involving the Company or its business partners and assessing the responses;

•	Percentage of customers paying water rates considered unaffordable by the United Nations Development Program (above 2.5-3% of monthly household income);

•	Customer demographics for non-payment shutoffs (including age, race, ethnicity, children, elderly or ill, income level, shutoff duration);

•	Company policies on public policy advocacy to support the HRWS (to ensure affordability for all);

•	Whether/how the company evaluates the effectiveness of mechanisms intended to ensure water affordability for those in financial need.

American Water Opposing Statement

We are committed to respecting all human rights, especially the human right to water and sanitation. We take very seriously our responsibility to supply our customers with clean water and believe that fulfilling this responsibility in a sustainable manner is critical to the overall health and wellness of the communities we serve. Throughout our history, we have demonstrated our commitment to the human right to clean water and sanitation by investing in infrastructure, improving water efficiency and ensuring water affordability. The Board believes that issuing an additional report on the human right to water is duplicative of the Company’s current publications and adds no additional value to our stockholders or customers.

We have demonstrated this commitment to communication and transparency since 2011 through our publicly available Corporate

Responsibility Reports, which describe our focus on customers and community, environment and human rights efforts. We became the first U.S. water and wastewater company to report on environmental, social and governance performance against the Global Reporting Initiative Index guidelines. Our most recent Corporate Responsibility Report, published in October 2017, includes a description of our efforts to promote the human right to water within our business. In addition, we also expect our suppliers and business partners to demonstrate similar commitments to human rights. Our latest Corporate Responsibility Report is available on the “Corporate Responsibility” page of our website at https://amwater.com.

We believe our Corporate Responsibility Report provides adequate disclosure regarding our

76	American Water | 2018 Proxy Statement

commitment to the human right to water and sanitation. As demonstrated by the report, the human right to water is just one aspect of our greater commitment to responsible business practices. A separate report on the human right to water and sanitation would not cover our broader corporate and regulatory initiatives, which not only advance the human right to water but also evidence our overall dedication to corporate responsibility. A separate report would also require the commitment of additional resources while providing minimal new information or value to our stockholders to that provided by our Corporate Responsibility Report.

In addition, we are subject to extensive economic regulation by public utility commissions in 14 jurisdictions, with the primary responsibility of the public utility commissions to promote the overall public interest by balancing the interest of customers and utility investors. While specific authority may differ from state to state, in most states public utility commissions approve, among other things, rates charged to customers, a utility’s policies and procedures regarding the termination of water service, and the establishment by utilities of programs for customers in financial need. We have an obligation to serve customers within these jurisdictions requesting service in compliance with all of the applicable laws and regulations of each jurisdiction, within reasonable limits. While we are committed to providing clean water and sanitation to all of our customers, we are limited in our ability to vary from these extensive regulatory standards. Given the various and extensive regulatory limits imposed on our regulated utilities, we believe the proposed reporting requirements will not enhance compliance and instead will be an unnecessary burden on us and our management.

In conclusion, as a water utility, we embrace our special responsibility to defend water as a human right. In support, we believe our activities and existing disclosures demonstrate our long-standing commitment to defending and promoting this right while remaining responsible to our stockholders. A separate report on the human right to water and sanitation would not enhance our existing disclosures or practices contained in our Corporate Responsibility Report. Further, providing additional data such as that requested by the proponent would be duplicative of information and compliance already required of us by extensive regulations of our public utility commissions. We believe it is more effective to continue to focus on our compliance with these regulations and to highlight for stockholders the critical role our commitment to the human right to water and sanitation plays in pursuing responsible business practices and enhancing stockholder value.

Recommendation of the Board

For the foregoing reasons, the Board unanimously recommends a vote “AGAINST” the stockholder proposal.

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PROPOSAL 5

STOCKHOLDER PROPOSAL: LOBBYING EXPENDITURES

Boston Common Asset Management, LLC has requested us to include the proposal below in this proxy statement and has indicated that, as of the date it submitted this proposal, it beneficially owned 4,110 shares of common stock held in the Boston Common U.S. Equity Fund. We will provide the address of the proponent promptly upon the oral or written request of a stockholder. The proponent is responsible for the content of this proposal, for which we and the Board do not accept any responsibility.

Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether American Water’s lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of American Water Works Company (“AWK”) request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by AWK used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	AWK’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which AWK is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on AWK’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation. Since 2010, AWK has spent over $1.1 million on federal lobbying (opensecrets.org). And AWK lobbies extensively at the state level to influence legislation, where disclosure is uneven or absent. For example, AWK spent $1,046,278 lobbying in New Jersey for 2010 - 2016 and $387,567 lobbying in California in 2016.

AWK serves on the board of the National Association of Water Companies, which spent $3.36 million on lobbying from 2010 - 2016, and, at the state level, is a member the Marcellus Shale Coalition

78	American Water | 2018 Proxy Statement

(MSC). AWK does not disclose its trade association memberships, nor payments and amounts used for lobbying on its website. And AWK does not disclose its payments to tax-exempt organizations that write and endorse model legislation, such as its support for the American Legislative Exchange Council (ALEC).

We are concerned that our company’s lack of trade association and ALEC disclosure presents reputational risks. AWK’s membership in MSC has drawn scrutiny (“Private Water Companies Join Forces with Fracking Interests,” Think Progress, April 23, 2012), as has its ALEC involvement (“Private Water Industry Defends ALEC Membership,” American Independent, May 3, 2012). Over 100 companies have publicly left ALEC, including Alliant Energy, Ameren, Entergy and Shell.

American Water Opposing Statement

We are committed to adhering to the highest standards of ethics in engaging in activities that seek to advocate legislative positions that support our business and operations. Given our extensive utility regulation at the federal, state and local levels, the Board believes that it is in our and our stockholders’ best interests to engage in limited advocacy activities in order to educate government officials, regulators and the public about the Company’s position on public policy issues that impact our business, customers, employees and the communities we serve. We advocate for policies that enable us to remain competitive, expand our business and improve service to our customers. While we dedicate resources in order to advocate vigorously for our interests and the interests of our stockholders and customers, we do not have material annual expenditures related to lobbying activities.

Lobbying activities are already regulated and require disclosure by a number of the states in which we operate. We fully comply with the disclosure obligations imposed by the federal, state and local laws relating to lobbying activities. The Company’s Code of Ethics also requires that all dealings with governmental officers be marked by honesty and professionalism. The Code of Ethics also outlines the Company’s policies and certain legal requirements in connection with lobbying activities.

The proposal seeks to impose requirements on us that are vague and would be cumbersome to apply, are not required by law and are not standard among other companies, including our competitors. The proposal does not include a definition of “lobbying” activities, which would, if adopted, create significant uncertainty as to the conduct that would be required to be tracked and reported. The requirements of this proposal would result in an unnecessary use of time, effort and resources to obtain the information needed to prepare the report. Because we are already subject to extensive reporting requirements regarding our lobbying activities and have strong internal controls to ensure that any lobbying activity is conducted with honesty and professionalism, in accordance with the law and in furtherance of our and our stockholders’ interests, the Board does not believe that the additional requested disclosure would be valuable to stockholders.

Recommendation of the Board

For the foregoing reasons, the Board unanimously recommends a vote “AGAINST” the stockholder proposal.

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PROPOSAL 6

STOCKHOLDER PROPOSAL: POLITICAL CONTRIBUTIONS

Trillium Asset Management, LLC, as representative of Benedictine Sisters of Virginia, Inc., Sundance Family Foundation and Nancy Jacobs, has requested us to include the proposal below in this proxy statement. Each of these stockholders has indicated that such stockholder beneficially owns 258, 131 and 106 shares, respectively, of common stock as of the date this proposal was submitted. We will provide the address of the proponent promptly upon the oral or written request of a stockholder. The proponent is responsible for the content of this proposal, for which we and the Board do not accept any responsibility.

Resolved, that the shareholders of American Water Works Co. (“the Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.

Supporting Statement

As long-term shareholders of American Water Works, we support transparency and accountability in corporate political spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Publicly available records indicate the Company has contributed over $500,000 in corporate funds since the 2010 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http:// www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s election-related spending. For example, the Company’s payments to trade associations that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt

80	American Water | 2018 Proxy Statement

organizations, which may be used for political purposes. This would bring our Company in line with a growing number of leading companies, including PG&E Corp. and Sempra Energy, which present this information on their websites.

The Company’s Board and shareholders need comprehensive disclosure to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

American Water Opposing Statement

While the Board is committed to transparency and accountability, it believes adoption of the proposal is unnecessary and would not be in the best interests of the Company or our stockholders. The Company has been transparent and accountable regarding its political contributions. We operate in a highly regulated industry and political contributions of all types are subject to extensive federal and state governmental regulation and public disclosure requirements. We are fully committed to complying with all applicable campaign finance laws, and information about our political contribution expenditures is disclosed in compliance with all such laws. We also believe that much of the information that proposal would require us to disclose is already publicly available. The semiannual report requested by this proposal would be burdensome and an unnecessary use of our resources without a commensurate benefit and would not be in the best interest of the Company and our stockholders.

The Board remains committed to continually assessing the oversight, review and disclosure of political contribution spending. In this vein, we are committed to adopting, by the end of 2018, a company-wide policy covering the making and approval of direct political contributions of corporate funds to campaigns, candidates, political parties or political action committees, or PACs. We will disclose this policy on our web site. Beginning with the 2018 fiscal year, we have also committed to providing on our web site, within 180 days after the end of each fiscal year, certain information regarding direct contributions made by us to political parties, candidates or campaigns during the fiscal year, as well as contributions made during the fiscal year by our federal and subsidiary PACs.

While we participate in trade and industry associations to benchmark best practices and share knowledge, we do not necessarily support all of their political goals. Because these associations operate independently of their members, disclosure of amounts paid to them would not provide our stockholders with greater understanding of our business strategies, sustainability initiatives or values. Furthermore, compiling information regarding every trade association to which any of our local subsidiaries may have paid dues would be unreasonably burdensome and an inefficient use of our resources. Nonetheless, beginning in 2019, as part of our proposed political contribution website disclosures, we intend to include information on payments (greater than a specified dollar amount) to trade associations and tax-exempt organizations that have reported to us that our dues or other payments were used for non-deductible political purposes.

Furthermore, we believe that amounts spent in connection with certain referenda and ballot initiatives, as contemplated by this proposal, do not constitute contributions to a political campaign, party or candidacy, but rather are expenditures incurred directly in furtherance of our stated growth and regulated acquisitions goals, which have been established to support and increase long-term stockholder value. For example, under state law, a public referendum may be required for a utility to enter into an agreement to acquire a municipal water or wastewater system. Such a referendum does not involve supporting a political candidate, campaign or party. This proposal would unnecessarily and improperly characterize expenditures incurred in connection with such a referendum as “political.”

Recommendation of the Board

For the foregoing reasons, the Board unanimously recommends a vote “AGAINST” the stockholder proposal.

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CERTAIN BENEFICIAL OWNERSHIP MATTERS

Security Ownership of Management

The following table sets forth information as of March 15, 2018 regarding the beneficial ownership of common stock by:

•	each director;
•	each director nominee;
•	each NEO included in the 2017 Summary Compensation Table; and
•	all of the Company’s directors and executive officers as a group.

As of March 15, 2018, 178,038,730 shares of common stock were issued and outstanding. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or rights held by that person that are currently exercisable or will become exercisable on or before May 14, 2018 (60 days after March 15, 2018), are deemed to be currently outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Unless otherwise noted below:

•	the address for each beneficial owner in the table below is c/o American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043; and

•	subject to applicable community property laws, to the Company’s knowledge, each person named in the tables below has sole voting and investment power over the shares shown as beneficially owned by that person.

Name	Number of Shares (1)	Vested Options (1)	Total Shares of Common Stock Beneficially Owned (2)	% of Shares Outstanding
Jeffrey N. Edwards	—	—	—	*
Martha Clark Goss	25,127	—	25,127	*
Veronica M. Hagen	1,723	—	1,723	*
Julia L. Johnson	13,828	—	13,828	*
Karl F. Kurz	2,162	—	2,162	*
Walter J. Lynch	95,646	65,318	160,964	0.1%
George MacKenzie	30,497	—	30,497	*
Michael A. Sgro	6,550	18,760	25,310	*
James G. Stavridis	—	—	—	*
Susan N. Story	79,162	154,874	234,036	0.1%
Linda G. Sullivan	37,080	46,108	83,188	*
Loyd A. Warnock	8,633	19,522	28,155	*
All directors and executive officers as a group (19 persons) (3)	306,602	320,479	627,081	*

*	Less than one percent (or, with respect to an NEO, less than 0.1 percent)

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(1)	Except as may otherwise be indicated, the amounts in the table above do not include the following interests in our common stock, which interests do not confer voting or investment power:

•	shares of common stock underlying stock options, RSU, PSU and stock unit awards, granted under the 2007 Omnibus Plan or the 2017 Omnibus Plan which have not vested as of March 15, 2018 and will not vest on or before May 14, 2018; and

•	shares of common stock underlying RSU, PSU and stock unit awards granted under the 2007 Omnibus Plan or the 2017 Omnibus Plan which have vested as of March 15, 2018 or will vest on or before May 14, 2018, but the settlement of the award and the receipt of common stock thereby is deferred to a date that is later than May 14, 2018.

(2)	For each of our NEOs and our directors, the amounts in this column do not include the following interests in our common stock, which interests do not confer voting or investment power:

Name	Number of Unvested Options	Number of Unearned RSUs/Stock Units*	Number of Unearned PSUs	Total
Jeffrey N. Edwards	—	259	—	259
Martha Clark Goss	—	1,376	—	1,376
Veronica M. Hagen	—	2,781	—	2,781
Julia L. Johnson	—	7,393	—	7,393
Karl F. Kurz	—	2,781	—	2,781
Walter J. Lynch	8,206	6,385	22,771	37,362
George MacKenzie	—	2,097	—	2,097
Michael A. Sgro	3,946	3,369	11,670	18,985
James G. Stavridis	—	259	—	259
Susan N. Story	18,210	18,651	62,537	99,398
Linda G. Sullivan	12,165	4,857	17,093	34,115
Loyd A. Warnock	3,370	2,907	10,036	16,313

Total	45,897	53,115	124,107	223,119

*	Unearned RSUs and stock units represent shares underlying RSU or stock unit awards, which shares (i) have not been earned, (ii) have vested but have not been delivered, or (iii) have been deferred, in each case in accordance with footnote (1) above,

(3)	Includes 23,495 shares beneficially owned (including 15,897 shares underlying vested options) by executive officers of the Company not named in the table above. Excludes in the aggregate 256,720 shares underlying unvested options and RSUs, and unearned PSUs, as well as unvested or deferred stock units, held by our directors and executive officers, as referenced in footnote (1) above.

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Security Ownership of Certain Beneficial Owners

The table below indicates the persons or entities known to us to be the beneficial holders of more than five percent of our common stock, as of December 31, 2017.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Outstanding
BlackRock, Inc. (1)
55 East 52nd Street
New York, NY 10022	13,263,914	7.4%
The Vanguard Group (2)
100 Vanguard Boulevard
Malvern, PA 19355	18,543,491	10.4%

(1)	BlackRock, Inc. (“BlackRock”) is the beneficial owner of the 13,263,914 shares listed in the table. BlackRock Inc. is a holding company of subsidiaries that hold the shares, including BlackRock Japan Co., Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, National Association, BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Investment Management (UK) Limited, BlackRock International Limited, BlackRock Fund Managers Ltd, and BlackRock Life Limited. BlackRock holds sole voting power with respect to 11,584,588 shares and sole dispositive power with respect to all of the shares listed in the table. This disclosure is derived solely from information contained in a Schedule 13G/A filed with the SEC by BlackRock on February 8, 2018. The information is as of December 31, 2017, and the number of shares beneficially owned by BlackRock may have changed subsequently.

(2)	The Vanguard Group (“Vanguard”), an investment management company, is the beneficial owner of the 18,543,491 shares of the Company’s common stock listed in the table. Vanguard holds sole power to vote or direct to vote 275,645 shares, sole power to dispose of or to direct the disposition of 18,210,274 shares, shared power to vote or direct to vote of 85,994 shares, and shared power to dispose or to direct the disposition of 333,217 shares. Of these shares, 193,924 shares are beneficially owned by Vanguard Fiduciary Trust Company and 219,715 shares are beneficially owned by Vanguard Investments Australia, Ltd., each a wholly owned subsidiary of Vanguard. This disclosure is derived solely from information contained in a Schedule 13G/A, filed by Vanguard with the SEC on February 12, 2018. The information is as of December 31, 2017, and the number of shares beneficially owned by Vanguard may have changed subsequently.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10 percent of our common stock to file with the SEC an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership resulting from transactions in our common stock, generally within two business days of a reportable transaction. As a practical matter, we seek to assist our directors and executives by monitoring transactions and completing and filing these reports on their behalf. To our

84	American Water | 2018 Proxy Statement

knowledge, based on our review of these reports and representations of our directors and executive officers, we believe that the applicable Section 16(a) reporting requirements were complied with for all transactions that occurred during the fiscal year ended December 31, 2017, except that one Form 4 on behalf of Walter J. Lynch to report two transactions was inadvertently filed one day late.

COMMUNICATIONS, STOCKHOLDER PROPOSALS AND

COMPANY INFORMATION

Stockholder Communications to the Board

Stockholders may communicate directly with the Board or individual members of the Board, including those wishing to express concerns relating to accounting, internal controls, audit matters, fraud or unethical behavior, by submitting written correspondence to the Company or via email: contacttheboard@amwater.com. The Company’s Secretary reviews and provides summaries and/or copies of the communications to the Board and relevant committees. All communications are treated confidentially.

Our “whistleblower” policy prohibits American Water or any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If an interested party nonetheless prefers to raise his or her concern to the Board in a confidential or anonymous manner, the concern may be directed to our confidential ethics hotline at (877) 207-4888. Such matters raised on the hotline are investigated by the Ethics and Compliance Department and reviewed by the chair of the Audit Committee.

Stockholder Proposals and Director Nominations

Any stockholder who, in accordance with SEC Rule 14a-8, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with the 2019 annual meeting of stockholders must submit the proposal so that it is received by our Secretary at our principal executive offices on or before November 27, 2018 and must comply in all other respects with applicable SEC rules. If the date of the 2019 annual meeting is changed by more than 30 days from the date of the 2018 annual meeting, then the deadline for receipt of the proposal would be a reasonable time before we begin to print and send our proxy materials. Stockholder proposals must be delivered to our Secretary as described under “—Contacting Us or our Transfer Agent” below.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2019 annual meeting (other than a proposal for inclusion in the proxy statement pursuant to SEC Rule 14a-8), or to nominate a person for election to the Board at that meeting, must provide timely and proper notice to American Water in writing, including the specified information described in our Amended and Restated Bylaws concerning the proposed business or nominee.

The requirements for such notice are set forth in our Amended and Restated Bylaws, a copy of which can be obtained from the Company upon request. The notice must be received at American Water’s principal executive offices no earlier than January 11, 2019 and no later than February 10, 2019. However, if the date of the 2019 annual meeting is more than 30 days before or 60 days after May 11, 2019, other than as a result of any adjournment or postponement thereof, notice must be received not later than 90 days prior to the date of the 2019 annual

American Water | 2018 Proxy Statement	85

meeting, or, if later, by the 10th day following the Company’s first public announcement of the date of the 2019 annual meeting. The stockholder must otherwise comply with all applicable procedural and substantive requirements set forth in our Amended and Restated Bylaws.

In order for stockholder proposals that are submitted outside of SEC Rule 14a-8 and are intended to be considered by the stockholders at the 2019 annual meeting to be considered “timely” for purposes of SEC Rule 14a-4(c) promulgated under the Exchange Act, the proposal must be received by American Water no later than February 10, 2019. If a stockholder fails to provide such timely notice of a proposal to be presented at the 2019 annual meeting, the proxies designated by the Board will have discretionary authority to vote on any such proposal.

The Nominating Committee will consider qualified director candidate recommendations by stockholders. The recommendation must include the following information:

•	the name, age, business address and residence address of the candidate;
•	a resume describing the candidate’s qualifications;

•	other information about the candidate that would be required to be included in a proxy statement under the rules of the SEC;

•	a description of all arrangements or understandings relating to the nomination between or among the stockholder, the candidate and any other person or persons;

•	the signed consent of the candidate to serve as a director if elected;

•	the name and address of the stockholder who is submitting the recommendation;

•	evidence of the number of shares of American Water’s common stock that the recommending stockholder owns and the length of time the shares have been owned; and

•	certain other information required by our Amended and Restated Bylaws.

The Nominating Committee may seek additional information regarding the candidate. The Nominating Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Delivering Proxy Materials Through Electronic Means

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 11, 2018

The Notice of 2018 Annual Meeting of Stockholders, 2018 Proxy Statement and 2017 Annual Report are available at http://www.proxyvote.com.

Under the “Notice and Access” rules approved by the SEC, we are permitted to deliver this proxy statement and our 2017 Annual Report by providing access to the documents on the internet instead of mailing printed copies. Accordingly, certain stockholders have received a “Notice of Availability” instead of printed copies of the proxy materials. The Notice of Availability instructs a stockholder on how to access and review all of the proxy materials on the internet. The Notice of Availability also has instructions on how a stockholder may vote his or her shares. Although the Notice of Availability identifies the items to be voted on at the meeting, you cannot vote your shares merely by marking the Notice of Availability and returning it.

Beginning on the date of mailing of the Notice of Availability, stockholders will be able to access all of the proxy materials on a web site referred to in the Notice of Availability. If you received a Notice of Availability and would like to receive free of charge a paper or electronic copy of our proxy materials, you may elect to do so by following the instructions in the Notice of Availability for requesting such materials.

86	American Water | 2018 Proxy Statement

If you previously requested a paper copy of the proxy materials (and you have not revoked that request) or if delivery of printed proxy materials is required by law, you will receive a copy of the proxy materials instead of the Notice of Availability.

To the extent we are not required by law to mail our proxy materials to you in paper form, you can eliminate all such future paper mailings,

including mailing of the Notice of Availability, by electing to receive an e-mail that will provide internet links to these documents and the online proxy voting web site. Opting to receive all future proxy materials electronically will save us the cost of producing and mailing documents to you and will help us conserve natural resources. Requests for electronic delivery may be made at http://enroll.icsdelivery.com/ awk.

Householding of Proxy Materials

To reduce the expense of delivering duplicate sets of proxy materials to multiple stockholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” This procedure saves printing costs and postage fees, and conserves natural resources.

Under the householding procedure, certain stockholders of record who have the same address and last name will receive only one copy of the Notice of Availability and/or set of proxy materials, unless one or more of the stockholders at that address has previously notified us that they want to receive separate copies.

Under the SEC’s householding rules, intermediaries also may deliver a single copy of the proxy materials or Notice of Availability to two or more stockholders that share the same address. If you and other residents at your mailing address own shares of common stock in street name through a broker or bank, you may have received a notice that your household will be sent only one copy of the proxy materials or the Notice of Availability. If you did not provide your broker or bank with notice that you object to this householding, you may have been deemed to have consented to the householding of information.

However, upon written or oral request, we will promptly deliver a separate copy of the annual report and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. To change your householding status with respect to your shares of common stock:

•	if you are the registered holder of your shares, please contact American Stock Transfer & Trust Company, LLC, our transfer agent, as noted below in “—Contacting Us or Our Transfer Agent” or

•	if you hold your shares in street name, please contact Broadridge Financial Solutions:

▪	by telephone, toll-free, at (866) 540-7095 or

▪	in writing, at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

We encourage stockholders to have all the shares they hold of record registered in the same name and under the same address.

American Water | 2018 Proxy Statement	87

Contacting Us or Our Transfer Agent

How to Contact Us:	How to Contact our Transfer Agent:
American Water Works Company, Inc. 1025 Laurel Oak Road Voorhees, New Jersey 08043 Attention: Secretary	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, New York 11219-9821 (866) 254-6502 (toll-free)

Where to Find More Information

Pursuant to the rules of the SEC, our 2017 Annual Report must accompany this proxy statement. You may view our 2017 Annual Report on the internet by visiting the Investor Relations page on our website at https://amwater.com. We utilize our website as a recognized channel of distribution to provide important information regarding us and our subsidiaries to investors, including information with respect to the meeting, and information that we may wish to disclose publicly for purposes of complying with the federal securities laws. However, information contained on our website is not a part of this proxy statement. Any website references contained in this proxy statement are intended to be made only through inactive hyperlinks.

Portions of the 2017 Form 10-K have been utilized to prepare the 2017 Annual Report. Upon written request:

•	we will furnish a copy of the 2017 Form 10-K (without exhibits), including the financial statements and the financial statement schedules contained in such report; and
•	we will furnish a copy of any exhibit to the 2017 Form 10-K upon the payment of a fee equal to our reasonable expenses incurred in furnishing such exhibit.

See “—Contacting Us or Our Transfer Agent” for information on how to contact us to request this information. The written request must include a good faith representation that, as of March 15, 2018, the person making the request was a record or beneficial owner of common stock entitled to vote at the meeting.

OTHER MATTERS

Other Matters to Come Before the Annual Meeting

As of the date of this proxy statement, we do not know of any matters to be acted upon at the annual meeting other than those discussed in this proxy statement. If any other items or matters are properly presented before the annual meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a stockholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.

88	American Water | 2018 Proxy Statement

Solicitation of Proxies

We will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. We have retained D.F. King & Co. in connection with this solicitation, at an anticipated cost to us of approximately $12,500, plus expenses. In addition to the use of the mails, our officers, directors and employees may solicit proxies personally, by telephone or facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

Status of Information Included in this Proxy Statement

Our 2017 Form 10-K includes our consolidated balance sheets for each of the years ended December 31, 2017 and 2016, and our consolidated statements of operations, comprehensive income, cash flows and changes in stockholders’ equity for each of the years ended December 31, 2017, 2016 and 2015. In accordance with the rules of the SEC, the 2017 Annual Report, which includes a portion of the information included in the 2017 Form 10-K, accompanies this proxy statement. However, neither the 2017 Annual Report nor the 2017 Form 10-K forms any part of this proxy statement or the material being used for the solicitation of proxies at the meeting.

We are permitted under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act to “incorporate by reference” information in whole or in part from certain future filings, including this proxy statement. Information that is “incorporated by reference” into a filing means that it is deemed to be a part of that filing even though the information does not actually appear within it. However, the following information that is part of or accompanies this proxy statement shall not be deemed to be incorporated by reference into any of our filings under either the Securities Act or the Exchange Act, unless we have otherwise specifically provided for it in such filing:

•	the Compensation Committee Report;

•	the Audit Committee Report;

•	the 2017 Annual Report that accompanies this proxy statement; and

•	the performance graph contained in “Compensation Discussion and Analysis—Executive Summary—Return to Stockholders” and the “Five-Year Performance Graph” contained in the 2017 Annual Report.

As a result, the foregoing information will not be deemed to be “soliciting material” subject to Regulation 14A under the Exchange Act or “filed” with the SEC under Section 18 of the Exchange Act.

American Water | 2018 Proxy Statement	89

Appendix A

Non-GAAP Financial Information

A.	Reconciliation of net income attributable to common stockholders, diluted earnings per share (GAAP), to adjusted diluted earnings per share (a non-GAAP, unaudited measure):

	Year Ended December 31, 2017	Year Ended December 31, 2016
Net income attributable to common stockholders, diluted earnings per share (GAAP)	$2.38	$2.62
Non-GAAP adjustments:
Impact of Freedom Industries litigation settlement activities	(0.12)	0.36
Income tax impact	0.05	(0.14)

Net non-GAAP adjustment	(0.07)	0.22
Early debt extinguishment at the parent company	0.03	—
Income tax impact	(0.01)	—

Net non-GAAP adjustment	0.02	—
Impact of re-measurement from the Tax Cuts and Jobs Act	0.70	—

Total net non-GAAP adjustments	0.65	0.22

Adjusted diluted earnings per share (non-GAAP)	$3.03	$2.84

American Water | 2018 Proxy Statement	A-1

B.	Reconciliation of (1) total operation and maintenance expenses to adjusted operation and maintenance expenses—Regulated Businesses (a non-GAAP, unaudited measure) and (2) total operating revenues to adjusted operating revenues—Regulated Businesses (a non-GAAP, unaudited measure), used to calculate adjusted operation and maintenance efficiency ratio—Regulated Businesses (a non-GAAP, unaudited measure):

	For the Years Ended December 31,
(dollars in millions)	2017	2016
Total operation and maintenance expenses	$1,378	$1,504
Less:
Operation and maintenance expenses — Market-Based Businesses	337	372
Operation and maintenance expenses — Other	(50)	(44)

Total operation and maintenance expenses — Regulated Businesses	1,091	1,176
Less:
Regulated purchased water expenses	128	122
Allocation of non-operation and maintenance expenses	29	30
Impact of Freedom Industries litigation settlement activities (i)	(22)	65

Adjusted operation and maintenance expenses — Regulated Businesses (a)	$956	$959

Total operating revenues	$3,357	$3,302
Less:
Operating revenues — Market-Based Businesses	422	451
Operating revenues — Other	(23)	(20)

Total operating revenues — Regulated Businesses	2,958	2,871
Less:
Regulated purchased water revenues (ii)	128	122

Adjusted operating revenues — Regulated Businesses (b)	$2,830	$2,749

Adjusted operation and maintenance efficiency ratio — Regulated Businesses (a)/(b)	33.8%	34.9%

(i)	Includes the impact of the binding global agreement in principle to settle claims in 2016 associated with this litigation and a settlement with one of the Company’s general liability insurance carriers in 2017.

(ii)	Calculation assumes purchased water revenues approximate purchased water expenses.

A-2	American Water | 2018 Proxy Statement

C.	Other Information Regarding Non-GAAP Financial Measures.

Adjusted diluted earnings per share represents a non-GAAP financial measure and means diluted earnings per share, calculated in accordance with GAAP, excluding the impact of:

•	an insurance settlement in the third quarter of 2017 related to the Freedom Industries chemical spill;

•	the early extinguishment of debt at the parent company in the third quarter of 2017;

•	the non-cash, after-tax re-measurement charge in the fourth quarter of 2017 resulting from the impact of the change in the federal income tax rate on the Company’s deferred income taxes from the enactment of the TCJA; and

•	the binding global agreement in principle in October 2016 to settle claims related to the Freedom Industries chemical spill.

We believe that this non-GAAP measure provides investors with useful information by excluding certain matters that may not be indicative of our ongoing operating results, and that providing this non-GAAP measure will allow investors to understand better our businesses’ operating performance and facilitate a meaningful year-to-year comparison of our results of operations. Although management uses this non-GAAP financial measure internally to evaluate our results of operations, we do not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider them as indicators of performance. This non-GAAP financial measure is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with GAAP, and thus it should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. In addition, this non-GAAP financial measure as defined and used above may not be comparable to similarly titled non-GAAP measures used by other companies, and, accordingly, it may have significant limitations on its use.

Our adjusted O&M efficiency ratio is defined as our regulated operation and maintenance expenses divided by our regulated operating revenues, where both operation and maintenance expenses and operating revenues were adjusted to eliminate purchased water expense. Additionally, from operation and maintenance expenses, we have excluded the allocable portion of non-operation and maintenance support services costs, mainly depreciation and general taxes, that are reflected in our Regulated Businesses segment as operation and maintenance expenses, but for consolidated financial reporting purposes, are categorized within other line items in our consolidated statements of operations. For the years ended December 31, 2017 and 2016, we have also excluded from operation and maintenance expenses the impact of certain Freedom Industries chemical spill litigation settlement activities. We excluded all of the above items from the calculation as we believe such items are not reflective of management’s ability to increase efficiency of our regulated operations. We evaluate our operating performance using this ratio because we believe it directly measures improvement in the efficiency of our regulated operations. This information is intended to enhance an investor’s overall understanding of our operating performance. Our adjusted O&M efficiency ratio is not a GAAP financial measure and may not be comparable to other companies’ operating measures, and should not be used in place of the GAAP information provided in the 2017 Form 10-K.

American Water | 2018 Proxy Statement	A-3

DIRECTIONS AND PARKING INFORMATION FOR

AMERICAN WATER WORKS COMPANY, INC.

2018 ANNUAL MEETING OF STOCKHOLDERS

The Camden Adventure Aquarium

1 Riverside Drive

Camden, NJ 08103

FROM PHILADELPHIA AND THE WESTERN SUBURBS (I-76): From I-76 (Schuylkill Expressway), follow signs to central Philadelphia, taking Exit 344, I-676 East. Take I-676 approximately 1.6 miles to the exit for the Ben Franklin Bridge. Staying in the left lanes on the exit ramp, make a right (south) at the bottom of the ramp onto 6th Street. Stay left on 6th Street following the circle to the Ben Franklin Bridge. Cross the Ben Franklin Bridge and bear right to continue on I-676 South. Remaining in the right lane, take Exit 5B, “Market Street/Waterfront,” less than 1 4 mile from toll plaza on the right-hand side. Stay on Market Street (west), following blue “Waterfront/Aquarium” signs for approximately 0.6 miles to Delaware Avenue. Make a left onto Delaware Avenue (south), and get immediately into the right lane on Delaware Avenue. Look for the entrance to the parking area on the right, less than one block after turning onto Delaware Avenue.

FROM DELAWARE, MARYLAND AND POINTS SOUTH (I-95 NORTH): From I-95 North follow signs to Exit 19, “I-76/Walt Whitman Bridge.” Cross the Walt Whitman Bridge and remain in the right lane, looking for signs for I-676 North. Take I-676 North approximately 3 miles to Exit 5A, Martin Luther King Boulevard. Exiting the ramp in the right lane, go straight (west) and follow blue “Waterfront” signs approximately 1.1 miles to Third Street. Turn right on Third Street (north) and follow it for two blocks to Market Street. Turn left at the second light, Market Street (west) and drive three blocks to Delaware Avenue. Make a left at Delaware Avenue (south), and get immediately into the right lane. Look for the entrance to the parking area on the right less than one block after turning onto Delaware Avenue.

FROM NORTHERN NEW JERSEY AND NEW YORK VIA THE NEW JERSEY TURNPIKE OR I-295: From the New Jersey Turnpike, take Exit 4 onto Route 73 North. Take Route 73 to Route 38 West towards Camden. Take Route 38 West and bear right at overpass to U.S. 30 West. Stay on U.S. 30 West approximately 1.6 miles to the “Martin Luther King Boulevard/Waterfront Attractions” exit on the right. Off the ramp, continue straight until the road splits. Following the blue “Waterfront/Aquarium” sign, stay to the left onto Martin Luther King Boulevard, and drive approximately 1.1 miles to Third Street. Turn right on Third Street (north). Make a left at the second light, Market Street (west) and stay on Market for three blocks to Delaware Avenue. Make a left at Delaware Avenue (south), and get immediately into the right lane. Look for the entrance to the parking area on the right less than one block after turning onto Delaware Avenue.

From I-295 South, take Exit 26 for I-76 West/I-676 North. Follow signs for I-676 North and stay on I-676 North approximately 3 miles to Exit 5A, Martin Luther King Boulevard. Exiting the ramp in the right lane, go straight (west), and follow blue “Waterfront” signs approximately 1.1 miles to Third Street. Turn right on Third Street (north) and follow it for two blocks to Market Street. Turn left at the second light, Market Street (west) and stay on Market for three blocks to Delaware Avenue. Make a left at Delaware Avenue (south) and get immediately into the right lane. Look for the entrance to the parking area on the right less than one block after turning onto Delaware Avenue.

FROM BUCKS COUNTY AND NORTHEASTERN PA VIA I-95 SOUTH: From I-95 South, take Exit 22, I-676 East/Callowhill Street. Make a right onto Callowhill Street (west) and get into the left lane. Make a left onto 6th Street (south) staying in the left lane and following signs for the Ben Franklin Bridge. Cross the Ben Franklin Bridge and bear right to continue on I-676 South, remaining in the right lane. Look for Exit 5B, “Market Street/Waterfront,” less than 1 4 mile from toll plaza on the right-hand side. Take Exit 5B, and stay on Market Street (west), following blue Waterfront/Aquarium signs for approximately 0.6 miles to Delaware Avenue. Make a left at Delaware Avenue, staying in the right lane. Look for the entrance to the parking area on the right less than one block after turning onto Delaware Avenue.

American Water | 2018 Proxy Statement	B-1

FROM SOUTHERN NEW JERSEY VIA I-295 NORTH: From I-295 North, take Exit 26, I-76 West/I-676 North. Follow signs for I-676 North and stay on I-676 North approximately 3 miles to Exit 5A, Martin Luther King Boulevard. Exiting the ramp in the right lane, go straight (west), follow blue “Waterfront” signs approximately 1.1 miles to Third Street. Turn right on Third Street (north) and follow it for two blocks to Market Street. Turn left at the second light, Market Street (west) and stay on Market Street for three blocks to Delaware Avenue. Make a left at Delaware Avenue (south), staying in the right lane. Look for the entrance to the parking area on the right less than one block after turning onto Delaware Avenue.

PARKING: Secured and monitored parking is conveniently located adjacent to the Aquarium. Parking is complimentary for any stockholder with a valid admission card and valid, government-issued identification in the name of the stockholder. When you enter the parking facility, you will receive a parking ticket. In order to receive complimentary parking, please present your parking ticket at the registration desk for the meeting, and it will be exchanged for a pre-paid voucher for use at the exit gate.

B-2	American Water | 2018 Proxy Statement

AMERICAN WATER

amwater.com

1025 Laurel Oak Road | Voorhees, NJ 08043

"American Water" and the star logo are the registered trademarks of American Water Works Company, Inc. All rights reserved.

        AMERICAN WATER WORKS COMPANY, INC.

        1025 LAUREL OAK ROAD

        VOORHEES, NJ 08043

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E39656-P02316	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN WATER WORKS COMPANY, INC.
The Board of Directors recommends that you vote FOR the nominees listed below:

1.	Election of Directors
			For	Against	Abstain
Nominees:

	1a. 1b. 1c. 1d. 1e. 1f.	Jeffrey N. Edwards Martha Clark Goss Veronica M. Hagen Julia L. Johnson Karl F. Kurz George MacKenzie	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends that you vote FOR proposals 2 and 3.		For	Against	Abstain
						2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐
						3.	Ratification of the appointment, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018.	☐	☐	☐
	1g. 1h.	James G. Stavridis Susan N. Story	☐ ☐	☐ ☐	☐ ☐		The Board of Directors recommends that you vote AGAINST proposals 4, 5 and 6.	For	Against	Abstain

						4.	Stockholder proposal on human right to water and sanitation as described in the proxy statement.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐	5.	Stockholder proposal on lobbying expenditures as described in the proxy statement.	☐	☐	☐
CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING			☐			6.	Stockholder proposal on political contributions as described in the proxy statement.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2017 Annual Report and form of Proxy Card are available at

www.proxyvote.com.

Attendance at the meeting is limited to stockholders or their authorized, legal proxies.

ADMISSION CARD – Bring this with you to the meeting.

As described in the Proxy Statement, recording equipment, computers, large bags,

briefcases and packages will not be permitted in the meeting room. We will not permit any videotaping or other recording of the meeting.

In order to be admitted to the meeting, you must present this Admission Card and a valid form of government-

issued photo identification, such as a driver’s license, that matches your name on this Admission Card.

American Water Works Company, Inc.	The Camden Adventure Aquarium
2018 Annual Meeting of Stockholders	1 Riverside Drive
May 11, 2018 at 10:00 a.m., Eastern Time	Camden, New Jersey 08103

E39657-P02316

AMERICAN WATER WORKS COMPANY, INC.
Annual Meeting of Stockholders
May 11, 2018 10:00 A.M., Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder of AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation (the “Company”), hereby appoints George MacKenzie and Susan N. Story, and each of them individually, attorneys and proxies for the undersigned, each with the power to appoint his or her substitute, to act with respect to and to vote, all of the shares of Common Stock which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present at the 2018 Annual Meeting of Stockholders to be held at 10:00 A.M., Eastern Time, on May 11, 2018 at The Camden Adventure Aquarium, 1 Riverside Drive, Camden, New Jersey 08103, and any adjournment or postponement thereof, as directed on the reverse side, and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned stockholder. If no direction is made, the proxy will be voted: (a) "FOR" the election of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side, and (c) in the discretion of the proxies upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned stockholder hereby revokes any other proxy heretofore executed by the undersigned for the 2018 Annual Meeting of Stockholders and acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated March 27, 2018.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Unless voting electronically or by phone, please mark, sign and date this on the reverse side